Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

GLOBIS ACQUISITION CORP.,

LIGHTHOUSE CAPITAL LIMITED,

AND

FORAFRIC AGRO HOLDINGS LIMITED

December 19, 2021

TABLE OF CONTENTS

ARTICLE I THE TRANSACTION		2

1.01	Basic Transaction	2
1.02	Purchase Price	2
1.03	Estimated Closing Payment	3
1.04	Closing Payment Determination	4
1.05	Preparation of the Pre-Closing and Closing Statements	6
1.06	Payment of the Closing Payment	6
1.07	Earnout Payments	7
1.08	Warrant Proceeds	9
1.09	Withholding	9
1.10	Company Share Options	9
1.11	Buyer Committee	9
1.12	Redomiciliation	10

ARTICLE II CLOSING DELIVERABLES		11

2.01	Closing	11
2.02	Buyer’s Closing Deliverables	11
2.03	The Seller’s Closing Deliverables	12

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING BUYER		13

3.01	Status	13
3.02	Power and Authority	13
3.03	Enforceability	14
3.04	No Violations; Consents and Approvals	14
3.05	No Brokers	14
3.06	Litigation	14
3.07	SEC Filings	14
3.08	Capitalization	15
3.09	Bad Actor	15
3.10	Trust Account	15
3.11	Tax Matters	16
3.12	No Other Representations or Warranties	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER		16

4.01	Status	16
4.02	Power and Authority; Ownership	16
4.03	Enforceability	17
4.04	No Violations; Consents and Approvals	17
4.05	No Brokers	17
4.06	Litigation	17
4.07	No Other Representations or Warranties	17

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ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES		18

5.01	Company Status; Authority; Enforceability	18
5.02	Capitalization; Subsidiaries	19
5.03	No Violation; Consents and Approvals	19
5.04	Financial Statements	19
5.05	Undisclosed Liabilities	20
5.06	Absence of Certain Developments	21
5.07	Litigation	23
5.08	Environmental Matters	23
5.09	Title to Properties	24
5.10	Compliance with Laws	26
5.11	Permits	26
5.12	Labor and Employment Matters	26
5.13	Employee Benefit Plans	28
5.14	Tax Matters	29
5.15	Insurance	30
5.16	Affiliated Transactions	31
5.17	Material Contracts	31
5.18	Intellectual Property	33
5.19	No Brokers	35
5.20	Customers and Suppliers	35
5.21	Product Warranty	35
5.22	Product Liability	36
5.23	Anti-Bribery and Anti-Money Laundering	36
5.24	Trade Compliance	37
5.25	Business Continuity	37
5.26	Regulatory Matters	37
5.27	Investment Company	37
5.28	Convertible Bonds	38
5.29	No Other Representations or Warranties	38

ARTICLE VI PRE-CLOSING COVENANTS		38

6.01	Further Assurances; Closing Conditions	38
6.02	Notices and Consents	38
6.03	Regulatory and Securities Filings	39
6.04	Conduct of the Business	42
6.05	Access to Information	42
6.06	Exclusivity	43
6.07	Investor Presentations	43
6.08	Board and Officers of Buyer	43
6.09	Notice of Developments	43
6.10	Stockholder Approval	44
6.11	Listing of Shares	44
6.12	PIPE Investment and Convertible Bonds	44

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ARTICLE VII POST-CLOSING COVENANTS		46

7.01	Further Assurances	46
7.02	Director and Officer Liability and Indemnification	46
7.03	Access to Books and Records	46
7.04	Transfer Taxes	47
7.05	Restrictive Covenants	47
7.06	338(g) Election	49

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF BUYER		49

8.01	Accuracy of Representations and Warranties	49
8.02	Compliance with Obligations	49
8.03	No Adverse Proceeding	49
8.04	Competition Laws	49
8.05	Wheat Supported Debt Facility	50
8.06	No Material Adverse Effect	50
8.07	Stockholder Vote	50
8.08	Sponsor’s Escrow Shares Release	50
8.09	Redomiciliation.	50
8.10	Other Deliveries	50

ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF THE SELLER		50

9.01	Accuracy of Representations and Warranties	50
9.02	Compliance with Obligations	51
9.03	No Adverse Proceeding	51
9.04	Competition Laws	51
9.05	Memorandum and Articles of Association	51
9.06	Other Deliveries	51

ARTICLE X INDEMNIFICATION		51

10.01	Survival	51
10.02	Indemnification by the Seller	52
10.03	Indemnification by Buyer	52
10.04	Limitations on Indemnification by the Seller	52
10.05	Limitations on Indemnification by Buyer	53
10.06	Indemnification Procedures	53
10.07	Recovery	56
10.08	Other Indemnification Matters	57
10.09	Tax Treatment of Indemnification Payments	59

ARTICLE XI TERMINATION		59

11.01	Termination	59
11.02	Effect of Termination	60

ARTICLE XII GENERAL PROVISIONS		60

12.01	Notices	60
12.02	Entire Agreement	61
12.03	Severability	61
12.04	Expenses	62
12.05	Amendment; Waiver	62
12.06	Beneficiaries; Assignment	62
12.07	Counterparts	62
12.08	Interpretation; Disclosure Schedule	62
12.09	Governing Law	63
12.10	Arbitration, Forum Selection and Consent to Jurisdiction	63
12.11	Specific Performance	64
12.12	Arm’s-Length Negotiations	65
12.13	Confidentiality; Publicity	65
12.14	Made Available	66
12.15	Electronic Delivery	66
12.16	WAIVER OF JURY TRIAL	66
12.17	Trust Account Waiver	66
12.18	Conflicts and Privilege	67

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Gibraltar Articles
Exhibit C	Forms of Closing Certificate
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Seller Lockup Agreement
Exhibit F	Form of Sponsor Lockup Agreement
Exhibit G	Form of Subscription Agreement
Exhibit H	Form of Convertible Bond Subscription Deed

SECURITIES PURCHASE AGREEMENT

This SECURITIES Purchase Agreement (this “Agreement”) is entered into as of December 19, 2021 (the “Signing Date”), by and among (i) Globis Acquisition Corp., a Delaware corporation (“Buyer”), (ii) Lighthouse Capital Limited, a Gibraltar private company limited by shares (the “Seller”), and (iii) Forafric Agro Holdings Limited, a Gibraltar private company limited by shares (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them on Exhibit A attached hereto. Buyer, the Seller, and the Company are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

A.                  The Seller owns 100% of the issued Equity Securities (the “Purchased Securities”) of the Company.

B.                  On the Closing Date, the Seller desires to sell to Buyer all of its right, title, and interest in and to the Purchased Securities, and Buyer desires to purchase from the Seller all of the Seller’s right, title, and interest in and to the Purchased Securities, in each case, upon the terms and subject to the conditions set forth in this Agreement.

C.                  The respective governing bodies of Buyer, the Seller, and the Company have each approved this Agreement and the transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth herein.

D.                  Before the Closing, on the terms and subject to the conditions set forth in the Subscription Agreements to be entered into before the Closing, the PIPE Investors will purchase from Buyer in a private placement certain Buyer Ordinary Shares, for an aggregate purchase price equal to the PIPE Investment Amount (the “PIPE Investment”).

E.                   Before the Closing, the Company may raise up to $80,000,000 by the issue of convertible bonds (the “Convertible Bonds”) to third-party holders where the outstanding principal of the Convertible Bonds and accrued interest will, concurrently with the consummation of the PIPE Investment and the Closing, convert to Buyer Ordinary Shares at the rate of $9.45 per share.

F.                   Before the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer will (i) form a wholly-owned subdidiary under the Laws of the State of Nevada (the “New Subsidiary”), (ii) merge with and into the New Subsidiary such that the New Subsidiary will survive the merger and succeed to all of the rights, privileges, immunities, properties, powers, liabilities, and obligations of Buyer, including under this Agreement (the “Pre-Closing Merger”), and (iii) change its jurisdiction of incorporation from the State of Nevada to Gibraltar by effecting the Redomiciliation in accordance with the applicable provisions of the Nevada Business Corporation Act (the “Nevada Act”) and the Companies Act 2014 of the Laws of Gibraltar (the “Companies Act”) and the Companies (Re-domiciliation) Regulations 1996 of the Laws of Gibraltar (the “Companies Regulations”).

G.                  In connection with the Redomiciliation, Buyer will amend and restate its Organizational Documents by adopting and filing under the Companies Act a memorandum of association and articles of association in the form attached hereto as Exhibit B (the “Gibraltar Articles”). Upon successfully applying to establish a domicile in Gibraltar in accordance with the provisions of the Companies Act and the Companies Regulations, the Registrar of Companies in Gibraltar will issue a “Certificate of Redomiciliation of a Company” (the “Gibraltar Charter”).

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

Article I

THE TRANSACTION

1.01          Basic Transaction. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase, acquire, and accept from the Seller, and the Seller will sell, transfer, assign, convey, and deliver to Buyer all right, title, and interest in and to all of the Purchased Securities, free and clear of any and all Liens.

1.02          Purchase Price.

(a)               Consideration. Subject to the adjustments set forth in this Article I, the aggregate consideration for the Purchased Securities (the “Consideration”) will be:

(i)                 an amount (the “Closing Payment”) equal to (1) $20,000,000 (the “Base Cash Consideration”), plus (2) the Additional Cash Consideration (if any), minus (3) the outstanding amount of all Funded Debt as of the Closing (other than Permitted Debt); plus

(ii)              15,100,000 Buyer Ordinary Shares (the “Base Shares”); plus

(iii)            the Additional Closing Shares (if any) (together with the Base Shares, the “Closing Shares”); plus

(iv)             the Earnout Shares (if any) issued and delivered pursuant to Section 1.07; plus

(v)               the Warrant Proceeds (if any) paid pursuant to Section 1.08.

(b)               Base Shares Calculation. If the Closing Payment (including the Estimated Closing Payment as of the Closing) is less than $0, then the number of Base Shares will be reduced by a number of shares equal to (x) the absolute value of the Closing Payment divided by (y) $10.50 (rounded to the nearest whole share).

(c)               Additional Cash Consideration and Additional Closing Shares. At the Closing, the Consideration may, in addition to the Base Cash Consideration, include an amount in cash (the “Additional Cash Consideration”) and, in addition to the Base Shares, an amount of Buyer Ordinary Shares (the “Additional Closing Shares”) determined based on the amount of Remaining Cash, as follows:

(i)                 If Remaining Cash is equal to or greater than $120,000,000, then (x) the Additional Cash Consideration will be $20,000,000 and (y) the Additional Closing Shares will be zero.

(ii)              If Remaining Cash is less than $100,000,000, then (x) the Additional Cash Consideration will be $0 and (y) the Additional Closing Shares will be 1,904,762 Buyer Ordinary Shares.

(iii)            If Remaining Cash is more than $100,000,000 but less than $120,000,000, then (x) the Additional Cash Consideration will be equal to the difference between the Remaining Cash and $100,000,000, and (y) the Additional Closing Shares will be a number of Buyer Ordinary Shares equal to (1) the difference of (a) $20,000,000 minus (b) the Additional Cash Consideration, divided by (2) $10.50 (e.g., for illustrative purposes only, if Remaining Cash is $110,000,000, then the Additional Cash Consideration would be $10,000,000 and the Additional Closing Shares would be 952,381 Buyer Ordinary Shares).

(d)               Closing Payment. At the Closing, Buyer will:

(i)                 issue and deliver the Closing Shares (less the Indemnity Shares) to the Seller;

(ii)              pay the Estimated Closing Payment (if any) to the Seller;

(iii)            pay (or cause to be paid), on behalf of the Seller and the Acquired Companies, the outstanding amount of all Funded Debt (other than the Permitted Debt), if any, reflected in the Pre-Closing Statement and contemplated by its terms to be paid at the Closing pursuant to the payoff and release letters delivered by the Seller to Buyer pursuant to Section 2.03(c) (the “Payoff Letters”);

(iv)             pay (or cause to be paid), on behalf of the Seller and the Acquired Companies, the Transaction Expenses pursuant to the Expense Invoices delivered by the Seller to Buyer pursuant to Section 2.03(d); and

(v)               deposit the Indemnity Shares with the Escrow Agent, pursuant to the terms of this Agreement and the Escrow Agreement.

(e)               Payment. The Estimated Closing Payment will be made by wire transfer of immediately available funds to the account(s) designated by the Seller in the Pre-Closing Statement.

1.03          Estimated Closing Payment. Not less than five Business Days before the Closing Date, the Seller will, in consultation with Buyer, prepare and deliver to Buyer a statement (the “Pre-Closing Statement”) that will set forth the Seller’s good faith estimate of (a) the outstanding amount of all Funded Debt as of the Closing Date (other than the Permitted Debt), (b) the Remaining Cash, and (c) based on the foregoing and the definitions herein, the Closing Payment (the “Estimated Closing Payment”), together with all records and work papers reasonably necessary and requested by Buyer to compute and verify the information set forth in the Pre-Closing Statement. Before the Closing, each of the Seller and the Company shall provide Buyer and its Representatives with reasonable access to their and the Acquired Companies’ books of account, work papers, and records used to prepare the Pre-Closing Statement for the purpose of verifying the amounts set forth therein and each of the Seller and the Company shall permit Buyer and its Representatives to make inquiries of the Seller, the Acquired Companies, and their respective Representatives regarding questions, concerns, or disagreements with the Pre-Closing Statement arising in the course of their review thereof. Before the Closing, the Seller and Buyer shall, in good faith, seek to resolve any differences that they may have with respect to the computation of any of the items in the Pre-Closing Statement and revise the Estimated Closing Payment. However, if the Parties are unable to resolve all such differences before the Closing, the Seller’s good faith estimate of any items in the Pre-Closing Statement disputed by Buyer shall be used for purposes of determining the payments to be made by Buyer to the Seller pursuant to Section 1.02(c) only so long as the aggregate amount in dispute does not exceed the value of the Indemnity Shares (and if the amount in dispute exceeds the value of the Indemnity Shares, the Seller may elect to revise the Pre-Closing Statement or consent to an increase of the number of shares constituting the Indemnity Shares and thus reduce the Base Shares, in each case in an amount sufficient to cause such amount in dispute not to exceed the value of the Indemnity Shares, as adjusted). For the avoidance of doubt, Buyer’s acceptance of the Pre-Closing Statement at the Closing or Seller’s acceptance of payments by Buyer at Closing that are less than the Estimated Closing Payment as calculated by the Seller, will not be deemed to waive or otherwise impair any rights of the Seller or Buyer relating to preparation of the Closing Statement and the adjustments to the Closing Payment pursuant to this Agreement, or waive, limit, or otherwise modify any of their respective rights or remedies under this Agreement.

1.04          Closing Payment Determination.

(a)               As promptly as possible, but in any event within 90 days after the Closing Date, Buyer will prepare and deliver to the Seller (A) a statement setting forth Buyer’s good faith calculation of (i) the outstanding amount of all Funded Debt as of the Closing Date (other than the Permitted Debt), (ii) the amount of Remaining Cash, and (iii) based on the foregoing and the definitions herein, the Closing Payment (the “Closing Statement”), and (B) all records and work papers reasonably necessary for the Seller to compute and verify the information set forth in the Closing Statement. Following the Closing, Buyer will, and will cause the Acquired Companies, and their respective and relevant officers, employees, consultants, accountants, and agents to, cooperate with the Seller and its Representatives in connection with the Seller’s review of the Closing Statement and to provide any books, records, work papers, and other information reasonably requested by the Seller and its Representatives in connection therewith.

(b)               If the Seller has any objections to the Closing Statement, then the Seller must, by 5:00 p.m. Eastern Time on the date that is 60 days after the delivery of the Closing Statement, deliver to Buyer a written statement (the “Objection Statement”) setting forth its disputes or objections to the Closing Statement in reasonable detail as to those specific items and amounts to which the Seller objects (the “Objection Disputes”) and the Seller’s proposed resolution of each such Objection Dispute. The Seller may not amend or modify the Objection Statement following the Objection Date Deadline except with Buyer’s prior written consent. If an Objection Statement is not delivered to Buyer by 5:00 p.m. Eastern Time on the date that is 60 days after the delivery of the Closing Statement (the “Objection Date Deadline”), then the Closing Statement as originally received by the Seller will be final, binding, non-appealable, and conclusive on the Parties. If an Objection Statement is timely delivered by the Seller to Buyer, then Buyer and the Seller will negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within 30 days after the delivery of the Objection Statement (or such longer period as may be agreed between Buyer and the Seller, the “Negotiation Period”), the Seller and Buyer will retain and submit each unresolved Objection Dispute to (y) Ernest & Young Global Limited, and (z) if Ernest & Young Global Limited is not available or is not independent at such time, an independent accounting firm mutually agreed upon by Buyer and the Seller (the “Independent Auditor”) to resolve such Objection Disputes; provided that if Buyer and the Seller do not jointly appoint the Independent Auditor within 10 days after the end of the Negotiation Period, then either Buyer or the Seller may request that the American Arbitration Association (the “AAA”) appoint as the “Independent Auditor” in the following order of priority, one of the following nationally recognized independent public accounting firm which has been determined by the AAA to have had no material relationships with either of the Parties or their respective Affiliates during the preceding two years and such appointment by the AAA will be final, binding, non-appealable, and conclusive on the Parties: (1) Deloitte Touche Tohmatsu Limited; (2) PricewaterhouseCoopers International Limited; and (3) KPMG International Limited. If, during the Negotiation Period or thereafter, the Seller and Buyer are able to resolve any Objection Disputes, then such agreed upon amounts will become final, binding, non-appealable, and conclusive on the Parties.

(c)               The Independent Auditor will be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within 30 days following its retention. Neither Buyer nor the Seller will have or conduct any communication, either written or oral, with the Independent Auditor without the other Party either being present (or having waived or declined in writing its right to be present) or receiving a concurrent copy of any written communication. Buyer and the Seller, and their respective Representatives, will cooperate fully with the Independent Auditor during its engagement and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Independent Auditor, all with the intent to fairly, and in good faith, resolve all Objection Disputes submitted to it in accordance with this Section 1.04 as promptly as reasonably practicable. The Parties will be entitled to have a judgment entered on such written report in any court of competent jurisdiction. In resolving any Objection Dispute, the Independent Auditor (i) may not assign a value to any particular item greater than the greatest value for such item claimed by either Buyer or the Seller (in the case of the Seller, as set forth in the Objection Statement, and in the case of Buyer, as set forth in the Closing Statement or the work papers and records submitted in connection therewith, except that either Party’s position as to an Objection Dispute may deviate from the Closing Statement or the Objection Statement, as applicable, (x) with the other Party’s prior written consent or (y) based on new information or data provided or made available by or on behalf of the other Party after the date of delivery of the Objection Statement or the Closing Statement, as applicable), or less than the lowest value for such item claimed by either Buyer or the Seller (in the case of the Seller, as set forth in the Objection Statement, and in the case of Buyer, as set forth in the Closing Statement or the work papers and records submitted in connection therewith, except that either Party’s position as to an Objection Dispute may deviate from the Closing Statement or the Objection Statement, as applicable, (x) with the other Party’s prior written consent or (y) based on new information or data provided or made available by or on behalf of the other Party after the date of delivery of the Objection Statement or the Closing Statement, as applicable), (ii) will be bound by the principles set forth in this Agreement (including the Accounting Principles), (iii) will act as an expert and not as an arbitrator, (iv) may require a Party to provide additional information in its possession and (v) will limit its review to matters specifically set forth in the Objection Statement relating to the unresolved Objection Disputes submitted to it. The determination of the Independent Auditor shall be set forth in writing and shall include, to the extent any changes to the Closing Statement are necessary, a revised Closing Statement to reflect the resolution of any such Objection Disputes, all of which, including the Independent Auditor’s determination of such Objection Disputes, will be final, binding, non-appealable, and conclusive on the Parties (absent manifest error or fraud). If any unresolved Objection Disputes are submitted to the Independent Auditor, then, for purposes of this Section 1.04, the fees and expenses of the Independent Auditor in connection with any such resolution will be paid by the Parties (the Seller, on the one hand, and Buyer, on the other hand) in the inverse proportion as they may prevail on the matters resolved by the Independent Auditor. For example, should the items in dispute total an amount equal to $1,000 and the Independent Auditor awards $600 in favor of Buyer’s position, 60% of the costs and expenses of the Independent Auditor’s review would be borne by the Seller and 40% of the costs and expenses of the Independent Auditor would be borne by Buyer. In connection with the Independent Auditor’s determination as provided for herein, the Independent Auditor shall also determine (taking into account all fees and expenses of the Independent Auditor already paid by each of Buyer, on the one hand, and the Seller, on the other hand, as of the date of such determination (including any retainer)), the allocation of the fees and expenses of the Independent Auditor between Buyer, on the one hand, the Seller, on the other hand. The Parties acknowledge that all discussions related to any Objection Disputes are without prejudice communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege.

(d)               The final Closing Statement, however determined pursuant to this Section 1.04, will set forth the outstanding amount of all Funded Debt as of the Closing Date (other than the Permitted Debt) to be used to determine the final Closing Payment.

(e)               The process set forth in this Section 1.04 will be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of the outstanding amount of all Funded Debt (other than the Permitted Debt), whether or not the underlying facts and circumstances constitute a breach of any representations or warranties.

1.05          Preparation of the Pre-Closing and Closing Statements. The Pre-Closing Statement and the Closing Statement (including the calculation of the Closing Payment and each of the components thereof) will each be prepared and calculated in accordance with the Accounting Principles, except that each of the Pre-Closing Statement and the Closing Statement will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement.

1.06          Payment of the Closing Payment. Upon the final determination of the Closing Statement pursuant to Section 1.04:

(a)               If the Closing Payment exceeds the Estimated Closing Payment (such excess, the “Positive Adjustment Amount”), then promptly (but in any event within five Business Days after the final determination of the Closing Statement pursuant to Section 1.04), Buyer will pay or cause to be paid the Positive Adjustment Amount by the issuance of Buyer Ordinary Shares to the Seller, at $10.50 per share, rounded to the nearest whole share.

(b)               If the Estimated Closing Payment exceeds the Closing Payment (such excess, the “Negative Adjustment Amount”), then promptly (but in any event within five Business Days after the final determination of the Closing Statement pursuant to Section 1.04), the Seller and Buyer will jointly instruct the Escrow Agent to release a number of Indemnity Shares equal to (x) the Negative Adjustment Amount divided by (y) $10.50 (rounded to the nearest whole share); provided that the Seller may, in its sole discretion, in lieu of satisfying such Negative Adjustment Amount obligation from the Indemnity Shares, elect to (i) pay Buyer an amount in cash equal to the Negative Adjustment Amount by wire transfer of immediately available funds or (ii) cause the return and cancellation, for no consideration, of Buyer Ordinary Shares then held of record and beneficially by the Seller (valued at $10.50 per share) in the amount of the Negative Adjustment Amount.

(c)               If the Estimated Closing Payment equals the Closing Payment, then no payment will be required.

1.07          Earnout Payments. On the terms and subject to the conditions of this Section 1.07, Buyer shall issue and deliver to Seller the number of Buyer Ordinary Shares, if any, that become payable in accordance with the provisions of this Section 1.07 (any such shares, the “Earnout Shares”).

(a)               Calculation of Earnout. The Earnout Shares shall be calculated as follows:

(i)                 If, during calendar year 2022, Adjusted EBITDA is less than $27,000,000, then no Earnout Shares will be earned and owed.

(ii)              If, during calendar year 2022, Adjusted EBITDA is equal to or greater than $27,000,000, then 500,000 Earnout Shares will be earned and owed.

(iii)            If, during calendar year 2023, Adjusted EBITDA is less than $33,000,000, then no Earnout Shares will be earned and owed.

(iv)             If, during calendar year 2023, Adjusted EBITDA is equal to or greater than $33,000,000, then 500,000 Earnout Shares will be earned and owed.

(v)               If, during calendar year 2024, the Buyer Trading Price during the standard market trading hours (i.e., 9:30 a.m. to 4:00 p.m. New York time) of a Trading Day is not greater than or equal to $16.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, then no Earnout Shares will be earned and owed.

(vi)             If, during calendar year 2024, the Buyer Trading Price during the standard market trading hours (i.e., 9:30 a.m. to 4:00 p.m. New York time) of a Trading Day is greater than or equal to $16.50 for any 20 Trading Days within any period of 30 consecutive Trading Days in calendar year 2024, then 1,000,000 Earnout Shares will be earned and owed.

(b)               Issuance of Earnout Shares. Buyer will issue and deliver the Earnout Shares, if any, to Seller within five Business Days after the amount of any such Earnout Shares becomes final and binding in accordance with Section 1.07(c), without interest.

(c)               Determination of Earnout Shares. Within 120 days after each of calendar years 2022 and 2023, Buyer shall cause to be prepared and delivered to Seller a statement in writing (the “Earnout Statement”) containing the Buyer’s calculation of (i) Adjusted EBITDA and (ii) based on such figure, the Earnout Shares, if any, earned for such calendar year, together with all records and work papers necessary to verify Buyer’s calculation of Adjusted EBITDA. After delivery of the Earnout Statement, the Seller shall be permitted to make, at the Seller’s sole cost, reasonable inquiries of Buyer regarding the Earnout Statement arising in the course of the Seller’s review of the Earnout Statement. In addition, the Seller shall be permitted to request additional information or supporting documentation required by the Seller to adequately review the Earnout Statement. Buyer shall use commercially reasonable efforts to promptly provide any such information or documentation reasonably requested by the Seller; provided that the Seller shall maintain the confidentiality of all such information provided to the Seller to the same extent as the information subject to Section 12.13. If the Seller has any objections to an Earnout Statement, then the Seller shall deliver to Buyer a statement in writing (the “Earnout Objections Statement”) setting forth in reasonable detail the specific elements and amounts with which the Seller disagrees (the “Earnout Dispute”) by 5:00 p.m. Eastern Time on the date that is 60 days after delivery of the Earnout Statement and, to the extent practicable, the Seller’s proposed resolution of each such Earnout Dispute. If the Seller does not deliver to Buyer an Earnout Objections Statement within such 60-day period or the Seller otherwise agrees with Buyer’s calculation of the Earnout Shares and the related Earnout Statement, then such Earnout Statement as originally delivered by Buyer will be deemed to have been accepted and agreed to by the Seller in the form in which it was delivered and will be final, binding, conclusive, and non-appealable on the parties. If an Earnout Objections Statement is delivered to Buyer within such 60-day period, then the Earnout Dispute will be resolved in accordance with the procedures set forth in Section 1.04, mutatis mutandis. Within 15 Business Days after the achievement of the applicable per-share Buyer Trading Price over the period contemplated by Section 1.07(a)(vi) during calendar year 2024, the Seller shall provide notice thereof to Buyer. Buyer will then have 10 Business Days from its receipt of such notice to verify the earning of the subject Earnout Shares and, if applicable, to issue such Earnout Shares to the Seller.

(d)               Acknowledgements. The parties acknowledge and agree that the contingent right to receive any Earnout Shares, if and when issuable, will not be represented by any form of certificate or other instrument, is not transferable, and does not constitute equity interests in Buyer or any of its Affiliates. The Earnout Shares will be subject to set-off in accordance with Section 10.07.

(e)               Operation of the Business. Following the Closing, the Parties acknowledge and agree that Buyer shall have the sole discretion with regard to all matters relating to the operation of the business of Buyer and its Subsidiaries (including the Acquired Companies and the Business). The Seller understands and agrees that (i) there is no assurance that Adjusted EBITDA or a Buyer Trading Price will be achieved in excess of amounts that would require any Earnout Shares to be issued, and (ii) neither Buyer nor any of its Affiliates owes any fiduciary or other duty (whether express or implied) to the Seller by virtue of, or with respect to, any contingent Earnout Shares contemplated by this Section 1.07; provided, however, that the foregoing shall not relieve any of the officers or directors of Buyer of their fiduciary or other obligations under the Companies Act and applicable law.

1.08          Warrant Proceeds. Following the Closing, Buyer will pay to the Seller 20% of any cash proceeds actually received by Buyer before the five-year anniversary of the Closing (or such longer period if the term of the Buyer Warrants is extended beyond such five-year anniversary) resulting from the exercise of Buyer Warrants outstanding as of the Signing Date (the “Warrant Proceeds”). Such payment will be made (a) at the end of the calendar quarter in which Buyer actually receives such proceeds (provided that, if Buyer receives such proceeds within five Business Days before the end of a calendar quarter, then the payment to Seller will not be required to occur before the end of the next succeeding calendar quarter) and (b) by wire transfer of immediately available funds to an account designated in writing by the Seller to Buyer.

1.09          Withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyer, the Company and its Subsidiaries, and any other applicable withholding agent will be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as such withholding agent reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of state, local or non-United States Tax Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.10          Company Share Options. Effective as of the Closing, pursuant to the Company ESOP, all Awards (as defined in the Company ESOP) granted under the Company ESOP shall be surrendered, cancelled, and exchanged in substitution for awards on substantially the same terms of each such Award, as approved by Buyer’s Board of Directors under the Buyer ESOP. Each of the Parties shall take all actions necessary to effect the cancellation and exchange contemplated by this Section 1.10, including by causing each holder of an Award to execute an award cancellation agreement in form and substance reasonably satisfactory to Buyer and the Company.

1.11          Buyer Committee. At the Closing, the Board of Directors of Buyer shall appoint a committee (the “Buyer Committee”) consisting of (a) Paul Packer and another individual designated by Paul Packer, and (b) two “independent” directors of Buyer as of after the Closing, who shall be agreed to by each of Buyer and the Company before the Closing, to act on behalf of Buyer to take all necessary actions and make all decisions pursuant to (i) the matters set forth in Sections 1.04, 1.06, 1.07, 1.08, 7.05, 12.05, 12.06, 12.11, 12.13, and 12.18, and (ii) the Escrow Agreement (including with respect to Buyer’s right to indemnification pursuant to Article X). In the event of a vacancy in such committee, the Board of Directors of Buyer shall appoint as a successor a Person who would qualify as an “independent” director of Buyer and who has not had any relationship with the Company, Sponsor, or Buyer before the Closing. For the avoidance of doubt, such committee shall have the power and authority to act on behalf of Buyer, without any further approval or consent required from any director, officer, or stockholder of Buyer, to take any necessary action and make any necessary decision on behalf of Buyer as contemplated by this Section.

1.12          Redomiciliation.

(a)               After all of the conditions set forth in Article VIII and Article IX have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than the Redomiciliation Condition and those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver thereof at such time), and following the Pre-Closing Merger, Buyer will change its jurisdiction of incorporation from the State of Nevada to Gibraltar by (i) deregistering as a corporation in accordance with Chapter 92A of the Nevada Act and (ii) continuing and re-domiciling as a Gibraltar public company pursuant to and in accordance with the Companies Act and the Companies Regulations (the “Redomiciliation”). Buyer will effect the Redomiciliation by (A) filing all applicable notices, undertakings and other documents required to be filed, paying all applicable fees required to paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under the Nevada Act and in accordance therewith and (B) filing an application for establishing domicile in Gibraltar, in form and substance acceptable to Buyer and in compliance with the Companies Act and the Companies Regulations (the “Redomiciliation Application”), in accordance with the Companies Act and the Companies Regulations. The Redomiciliation shall become effective under the Companies Act and the Companies Regulations at the time the Redomiciliation Application is accepted by the Registrar of Companies in Gibraltar and the Registrar of Companies in Gibraltar has issued the Gibraltar Charter certifying that Buyer has established domicile in Gibraltar. The time at which the Redomiciliation actually becomes effective under the Companies Act is referred to herein as the “Redomiciliation Effective Time.”

(b)               At the Redomiciliation Effective Time, the Organizational Documents of Buyer shall be amended and restated such that (i) the Gibraltar Charter shall become the equivalent of the articles of incorporation of Buyer until thereafter amended or otherwise modified in accordance with the applicable provisions of the Companies Act, and (ii) the Gibraltar Articles shall be the memorandum and articles of association of Buyer until thereafter amended, restated, supplemented, or otherwise modified in accordance with the applicable provisions thereof and of the Companies Act. As part of the Redomiciliation, the Buyer’s name shall be changed to “Forafric Global PLC,” which will be reflected in the Gibraltar Charter. Buyer shall complete the Redomiciliation process required pursuant to the Companies Regulations after the issuance of the Gibraltar Charter.

(c)               At the Redomiciliation Effective Time, by virtue of the Redomiciliation and without any action on the part of any holder of any shares of capital stock of Buyer, Buyer Warrants, or any Buyer Units, (i) each share of common stock of Buyer that is issued and outstanding immediately before the Redomiciliation Effective Time will convert automatically, on a one-for-one basis, into one ordinary share, nominal value $0.001 per share (a “Buyer Ordinary Share”), and (ii) each Buyer Warrant that is issued and outstanding immediately before the Redomiciliation Effective Time will convert automatically, on a one-for-one basis, into a Buyer Gibraltar Warrant, pursuant to and in accordance with the Warrant Agreement, and (iii) each Buyer Unit that is issued and outstanding immediately before the Redomiciliation Effective Time will convert automatically into one Buyer Ordinary Share and one Buyer Gibraltar Warrant. Accordingly, all shares issued by Buyer following the Redomiciliation, including under this Agreement, under the Subscription Agreements, under the Loan Termination Agreements, or in connection with the conversion of the Convertible Bonds, will be Buyer Ordinary Shares.

Article II

CLOSING DELIVERABLES

2.01          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place electronically by the mutual exchange of signatures at (a) 10:00 a.m. (Eastern Time) on the second Business Day following satisfaction or waiver (in writing by the Person with the authority to provide such waiver) of all of the closing conditions set forth in Article VIII and Article IX (other than Redomiciliation Condition and those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver thereof at such time), or (b) on such other date as is mutually agreed in writing by Buyer and the Seller. The date on which Closing actually occurs is referred to herein as the “Closing Date.” If the Closing occurs, all transactions contemplated herein (other than Section 1.12, including the Redomiciliation) to occur on and as of the Closing Date will be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”), other than for purposes of the passage of title and risk of loss or other purposes set forth in this Agreement (including the calculation of the Funded Debt), the effective time of which shall be at the actual Closing. For the avoidance of doubt, the Redomiciliation Effective Time will occur before the Closing and the Effective Time.

2.02          Buyer’s Closing Deliverables. At or before the Closing, Buyer will deliver or cause to be delivered to the Seller the following, each in form and substance reasonably satisfactory to the Seller:

(a)               a certificate of Buyer dated as of the Closing Date in form and substance substantially similar to Exhibit C attached hereto, stating that the conditions specified in Sections 9.01 and 9.02 have been satisfied;

(b)               a copy of the Sponsor Lockup Agreement, duly executed by Buyer and Sponsor;

(c)               a copy of the Seller Lockup Agreement, duly executed by Buyer;

(d)               a copy of the Escrow Agreement, duly executed by Buyer;

(e)               a certificate of an officer of Buyer dated as of the Closing Date, attaching and certifying (i) the Buyer Redomiciliation Documents, (ii) the authorizing resolutions of Buyer’s directors for the execution of this Agreement, the Buyer Redomiciliation Documents, and the Related Agreements, and (iii) the incumbency and signatures of the Persons signing this Agreement, the Buyer Redomiciliation Documents, and the Related Agreements on behalf of Buyer;

(f)                a copy of a certificate of good standing of Buyer issued by the Secretary of State of Delaware immediately prior to the Pre-Closing Merger;

(g)               evidence, to Seller’s reasonable satisfaction, that the Required Vote has been obtained with respect to all Transaction Proposals, and that the PIPE Investment, conversion of the Convertible Bonds (to the extent that the Convertible Bonds are issued by the Company), and all Buyer Share Redemptions have been effected or will be effected concurrently with the Closing and that the Registration Statement has been filed with the SEC; and

(h)               a certificate, prepared and executed by Buyer’s chief financial officer, certifying the calculation of the amounts included in clauses (ii) and (iii) of the definition of Remaining Cash, as of the Closing.

2.03          The Seller’s Closing Deliverables. At or before the Closing, the Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably satisfactory to Buyer:

(a)               a certificate of the Seller and the Acquired Companies dated as of the Closing Date in form and substance substantially similar to Exhibit C attached hereto, stating that the conditions specified in Sections 8.01, 8.02, and 8.06 have been satisfied;

(b)               a certificate of a director of the Seller dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Seller and each Acquired Company, (ii) the authorizing resolutions of the Seller and the Company, and (iii) the incumbency and signatures of the Persons signing this Agreement and the Related Agreements on behalf of the Seller and the Acquired Companies;

(c)               Payoff Letters from the holders of the Funded Debt (other than Permitted Debt) (the “Indebtedness Holders”) that (i) reflect the amounts required in order to pay in full all such Funded Debt outstanding as of the Closing and the wire transfer instructions for the repayment of such Funded Debt, and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Acquired Companies in favor of such Indebtedness Holders will automatically terminate and be of no further force and effect, and which shall be delivered to Buyer no less than three Business Days before the Closing Date;

(d)               an invoice from each creditor of Transaction Expenses, issued not earlier than three Business Days before the Closing Date, which sets forth (i) the amount required to pay in full all Transaction Expenses owed to such creditor on the Closing Date, and (ii) the wire transfer instructions for the payment of such Transaction Expenses to such creditor (collectively, the “Expense Invoices”), which Expense Invoices shall be delivered to Buyer no less than three Business Days before the Closing Date;

(e)               a copy of a certificate of good standing as to the Seller and each Acquired Company incorporated in Gibraltar, Morocco or Mauritius from the jurisdiction of each such Acquired Company’s incorporation or formation, dated within 10 Business Days of the Closing Date;

(f)                a stock transfer form in respect of the Purchased Securities in favor of Buyer and, where relevant, such further assignments of Equity Securities representing the transfer of the Purchased Securities to Buyer, duly executed by the Seller;

(g)               no less than three CDs or USB hard-drives containing copies of all documents and materials in the Data Room as of the Signing Date;

(h)               a copy of the Seller Lockup Agreement, duly executed by the Seller;

(i)                 a copy of the Escrow Agreement, duly executed by the Seller and the Escrow Agent;

(j)                 a copy of the Loan Termination Agreements, duly executed by each lender of a Related-Party Loan;

(k)               a certificate from the Seller (in such form as may be reasonably requested by Buyer) that none of the property held by the Acquired Companies constitute “United States real property interests” under Section 897(c) of the Code, consistent with Section 1.1445-2(c)(1) of the Treasury Regulations;

(l)                 evidence reasonably satisfactory to Buyer that the Elbaz Consultancy Amendment has been executed and delivered and is in effect;

(m)             evidence reasonably satisfactory to Buyer that each of the consents, approvals, permits, and notices set forth on Section (m) of the Disclosure Schedule has been received or delivered, as applicable; and

(n)               evidence reasonably satisfactory to Buyer that each of the Contracts, transactions, arrangements, or understandings set forth on, or which would otherwise have been required by this Agreement to be set forth on, Section 5.16 of the Disclosure Schedule has been terminated without any further liability to Buyer or any Acquired Company, except as otherwise requested by Buyer no less than three Business Days before the Closing.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to the Seller that, as of the Signing Date and as of the Closing:

3.01          Status. Buyer is, as of the Signing Date, a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. At or before the Closing, Buyer will complete the Pre-Closing Merger and, thereafter, the Redomiciliation, after which it will be a Gibraltar public limited company. Buyer is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required.

3.02          Power and Authority. Buyer has all requisite entity power and authority to execute and deliver this Agreement, the Buyer Redomiciliation Documents and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All entity acts or proceedings required to be taken by Buyer to authorize the execution and delivery of this Agreement, the Buyer Redomiciliation Documents and the Related Agreements to which it is a party and the performance of Buyer’s obligations hereunder and thereunder have been or will be before the Closing properly taken.

3.03          Enforceability. This Agreement has been duly authorized, executed, and delivered by Buyer and, assuming the due and valid authorization, execution, and delivery of this Agreement by the Seller and the Company, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

3.04          No Violations; Consents and Approvals. The execution, delivery, and performance of this Agreement, the Buyer Redomiciliation Documents and the Related Agreements to which Buyer is a party, and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents of Buyer, (b) violate any Law applicable to, binding upon, or enforceable against Buyer, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any Contract to which Buyer is a party or bound, (d) result in the creation or imposition of any Lien upon any of the property or assets of Buyer, or (e) require the consent or approval of any Governmental Authority or any other Person, other than filings pursuant to the Morocco Competition Law, the filings in connection with the Pre-Closing Merger and the Redomiciliation, the filing with, and approval of, the SEC of the Proxy Statement/Registration Statement, and the Required Vote. All consents, approvals, authorizations, and orders necessary for the execution and delivery of this Agreement by Buyer have been obtained, other than the Required Vote.

3.05          No Brokers. Buyer has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement and the Related Agreements to which it is a party for which the Seller or any of its Affiliates would be liable following the Closing.

3.06          Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity, or enforceability of this Agreement or impair or delay the consummation of the transactions contemplated by this Agreement. Buyer is not an “investment company,” or a company “controlled” by an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended, and there are no Proceedings pending or, to the Knowledge of Buyer, threatened, alleging that such is not the case.

3.07          SEC Filings. Buyer has filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act or other applicable securities Laws other than the Proxy Statement and Registration Statement (collectively, as they have been amended since the time of their filing through the Signing Date, the “Buyer SEC Filings”). Each of the Buyer SEC Filings, as of the date of its filing, and as of the date of any amendment thereof, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and any other securities Laws applicable to the Buyer SEC Filings. None of the Buyer SEC Filings, as of the date of its filing (or if amended or superseded by a filing prior to the Signing Date or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.08          Capitalization.

(a)               As of the Signing Date, the authorized share capital of Buyer consists of (i) 100,000,000 shares of common stock, par value $0.0001 per share, 15,050,833 of which are issued and outstanding as of the Signing Date, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued or outstanding as of the Signing Date. Subject to the PIPE Investment, the Convertible Bonds, and the Buyer Share Redemptions, the foregoing represent all of the issued or outstanding shares of capital stock of Buyer. All issued and outstanding shares of Buyer’s capital stock (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including all applicable securities Laws, and all requirements set forth in Buyer’s Organizational Documents, and (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party or otherwise bound.

(b)               As of the Signing Date, (i) 15,789,722 Buyer Warrants are issued and outstanding, and (ii) all outstanding Buyer Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Bankruptcy and Equity Exceptions, (B) have been offered, sold and issued in compliance with applicable Law, including all applicable securities Laws, and all requirements set forth in Buyer’s Organizational Documents, and (C) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Buyer’s Organizational Documents, or any Contract to which Buyer is a party or otherwise bound. Subject to the terms and conditions of the Warrant Agreement, as of immediately after the Closing, each Buyer Gibraltar Warrant will be exercisable after giving effect to the transactions contemplated by this Agreement (including the Redomiciliation) for one Buyer Ordinary Share at an exercise price of $11.50.

(c)               Buyer has no Subsidiaries and does not own, directly or indirectly, any Equity Securities or other interests or investments in any Person. Other than this Agreement and the applicable Related Agreements, Buyer is not party to any Contract that obligates Buyer to invest money in, loan money to or make any capital contribution to any other Person.

3.09          Trust Account. As of the Signing Date, there is at least $100,000,000 held, as cash or invested in U.S. government securities, in the Trust Account, maintained by the trustee pursuant to the Trust Agreement. Before the Closing, none of the funds held in the Trust Account may be released except (i) in accordance with the Prospectus and/or the Trust Agreement, (ii) to pay any franchise, income, or other Taxes with respect to the assets or any interest or other income earned in the Trust Account, or (iii) to effect Buyer Share Redemptions in accordance with Buyer’s Organizational Documents.

3.10          Tax Matters. Buyer has filed all income and other material Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected) and all such Tax Returns are true and correct in all material respects. All Taxes of Buyer, whether or not shown on any such Tax Returns, have been fully paid. All Taxes that Buyer is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid, and all forms required with respect to such withholding and payment have been properly completed and timely filed.

3.11          No Other Representations or Warranties.

(a)               WITHOUT LIMITING ANY CLAIM FOR FRAUD, NONE OF BUYER OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR OF ANY NATURE WHATSOEVER RELATING TO BUYER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY MADE OR COMMUNICATED (ORALLY OR IN WRITING, INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED BY ITS AFFILIATES AND REPRESENTATIVES) TO THE OTHER PARTIES, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN THIS Article III.

(b)               It is understood that any estimates, budgets, projections or other predictions or other materials containing any forward-looking statements made available by Buyer, Sponsor, or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Buyer.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller represents and warrants to Buyer that, as of the Signing Date and as of the Closing:

4.01          Status. The Seller is a private company limited by shares duly organized, validly existing and in good standing under the Laws of Gibraltar. The Seller is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified as a foreign entity would not reasonably be expected to have a Material Adverse Effect.

4.02          Power and Authority; Ownership. The Seller has all requisite entity power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All entity acts or Proceedings required to be taken by the Seller to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Seller’s obligations hereunder and thereunder have been or will be before the Closing properly taken. As of the Signing Date and as of the Closing, the Seller is the record and beneficial owner of 100% of the Purchased Securities and no other Person owns, of record or beneficially, any other Equity Securities of the Company. Upon delivery of the Purchased Securities at the Closing and payment of the Closing Payment pursuant to this Agreement, good and valid title to the Purchased Securities, free and clear of all Liens, will pass to Buyer. Other than in connection with the Organizational Documents of the Company, the Seller is not a party to any (a) option, warrant, right, Contract, call, pledge, put, or other agreement or commitment providing for the disposition, transfer, or acquisition of the Seller’s interest in the Purchased Securities, or the exercise or exchange for any Equity Securities of any Acquired Company, or any other obligations of any character to which the Seller is a party, requiring, and there are no Equity Securities of any Acquired Company outstanding that upon conversion or exchange would require, the disposition, transfer, or acquisition of Equity Securities of any Acquired Company, or (b) voting trust, proxy, equityholders’ agreement, or other Contract with respect to the voting of any of the Purchased Securities. No Acquired Company is obligated to pay the Seller any amount other than, as of the Signing Date, pursuant to the Related-Party Loans.

4.03          Enforceability. This Agreement has been duly authorized, executed, and delivered by the Seller. Assuming the due and valid authorization, execution, and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

4.04          No Violations; Consents and Approvals. Except as set forth on Section 4.04 of the Disclosure Schedule, the execution, performance, and delivery of this Agreement and the Related Agreements to which it is a party by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents of the Seller, (b) violate any Law in any material respect applicable to, binding upon, or enforceable against the Seller, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any material Contract to which the Seller is a party or bound, (d) result in the creation or imposition of any Lien upon any of the Purchased Securities, or (e) require the consent or approval of or notice to any Governmental Authority or any other Person. All consents, approvals, authorizations, and orders necessary for the execution and delivery of this Agreement by the Seller have been obtained.

4.05          No Brokers. Except as set forth on Section 4.05 of the Disclosure Schedule, the Seller has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement and the Related Agreements to which it is a party for which Buyer or the Acquired Companies may be liable.

4.06          Litigation. There are no Proceedings pending or, to the Knowledge of the Seller, threatened in writing against the Seller or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity, or enforceability of this Agreement or impair or delay the consummation of the transactions contemplated by this Agreement.

4.07          No Other Representations or Warranties.

(a)               WITHOUT LIMITING ANY CLAIM AS TO FRAUD, NONE OF THE SELLER OR ANY OF ITS REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED OR OF ANY NATURE WHATSOEVER, RELATING TO THE SELLER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND THE SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY MADE OR COMMUNICATED (ORALLY OR IN WRITING, INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED BY ITS AFFILIATES AND REPRESENTATIVES) TO THE OTHER PARTIES, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF SET FORTH IN THIS Article IV AND IN Article V.

(b)               It is understood that any estimates, budgets, projections or other predictions or other materials containing any forward-looking statements made available by the Seller and the Acquired Companies or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Seller or the Acquired Companies.

Article V

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

The Seller and the Company each hereby represents and warrants to Buyer that, as of the Signing Date and as of the Closing:

5.01          Company Status; Authority; Enforceability.

(a)               Each Acquired Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of the Acquired Companies has the requisite entity power and authority to own, lease, and operate its properties and to conduct its business as it is now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified as a foreign entity would not reasonably be expected to be material to any Acquired Company. The Organizational Documents of each of the Acquired Companies have been delivered or made available to Buyer, and such documents are effective under applicable Laws and are current, correct, and complete.

(b)               The Company has all requisite entity power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All entity acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Company’s obligations hereunder and thereunder have been or will be before the Closing properly taken.

(c)               This Agreement has been duly authorized, executed, and delivered by the Company and, assuming the due and valid authorization, execution, and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

5.02          Capitalization; Subsidiaries. Section 5.02 of the Disclosure Schedule sets forth (a) the number of issued Equity Securities of each Acquired Company and (b) the record and beneficial owner of all such Equity Securities as of the Signing Date. All of the Equity Securities of each of the Acquired Companies are validly issued, fully paid, and non-assessable. Except as set forth on Section 5.02 of the Disclosure Schedule, none of the Acquired Companies owns, directly or indirectly, any Equity Securities or other interests in any other Person, or has any obligation to make an investment in, loan money to, or make any capital contribution to any other Person. The Purchased Securities constitute the only Equity Securities of the Company (comprising 120,000,000 ordinary shares of $1.00 each in the Company), other than awards under the Company ESOP that are set forth on Section 5.02 of the Disclosure Schedule. Except as set forth on Section 5.02 of the Disclosure Schedule, (i) there are no outstanding rights, options, phantom interests, warrants, stock appreciation rights, convertible securities, subscription rights, conversion rights, exchange rights, or other agreements that require any Acquired Company to issue, grant, award, or sell any Equity Securities or to redeem or otherwise acquire any of its outstanding Equity Securities or to transfer any Equity Securities of any other Acquired Company, and (ii) there are no voting trusts, equityholder agreements, proxies, or other Contracts in effect with respect to the voting or transfer of any of the Purchased Securities or any other Equity Security of any Acquired Company. There are no bonds, indentures, notes, or other indebtedness providing for the right to vote (or convertible into Equity Securities that may have the right to vote) on any matters on which holders of the Purchased Securities or other Equity Securities of any Acquired Company may vote. There are no declared but unpaid dividends or distributions with regard to the Purchased Securities.

5.03          No Violation; Consents and Approvals. Except as set forth on Section 5.03 of the Disclosure Schedule, as required by the Morocco Competition Law, or the Returns of Share Transfer to be filed at Companies House Gibraltar, the execution, performance and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or violate any provision of the Organizational Documents of the Acquired Companies, (b) conflict with or violate in any material respect any Law applicable to, binding upon or enforceable against the Acquired Companies or by which any property or asset of any Acquired Company is bound, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment in excess of $50,000 under or the right to terminate, cancel, amend, modify, abandon or accelerate, any Material Contract to which any Acquired Company is a party, (d) result in the creation or imposition of any Lien upon any of the property or assets of the Acquired Companies (including any Equity Securities of any Acquired Company), or (e) require the consent or approval of or notice to any Governmental Authority or any other Person.

5.04          Financial Statements.

(a)               The Seller has made available to Buyer true, complete, and correct copies of the: (a) audited balance sheets of the Acquired Companies as of December 31, 2019 and December 31, 2020, and the related statements of income, stockholders’ equity, and cash flows for the years ended December 31, 2019 and December 31, 2020 (collectively, the “Audited Financial Statements”), and (b) unaudited balance sheets of the Acquired Companies as of September 30, 2021 (the “Latest Balance Sheet Date”) and the related statements of income, stockholders’ equity, and cash flows for the nine-month period ended on the Latest Balance Sheet Date (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position of the Acquired Companies at each of the balance sheet dates and the results of operations for each of the periods covered thereby. Except as otherwise set forth on Section 5.04(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP as consistently applied by the Acquired Companies, except that the Unaudited Financial Statements do not reflect certain year-end adjustments and do not contain footnote disclosures and other presentation items (none of which will be, individually or in the aggregate, material). The Acquired Companies’ system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. Section 5.04(a) of the Disclosure Schedule contains true, accurate, and complete copies of the Financial Statements.

(b)               All notes and accounts receivable of the Acquired Companies are reflected in the Acquired Companies’ books and records and, to the extent arising before the Latest Balance Sheet Date, in the Financial Statements in accordance with GAAP consistently applied, and all such receivables represent valid and enforceable obligations arising out of bona fide sales actually made or services actually performed in the Ordinary Course of Business.

(c)               All notes and accounts payable of the Acquired Companies are reflected in the Acquired Companies’ books and records and, to the extent arising before the Latest Balance Sheet Date, in the Financial Statements in accordance with GAAP consistently applied, and all such payables arose out of bona fide transactions entered into in the Ordinary Course of Business.

(d)               Except as set forth on Section 5.04(d) of the Disclosure Schedule, the Acquired Companies (i) do not have any outstanding Funded Debt and (ii) are not obligated to make any loans or advances to any Person. No Acquired Company has assumed, guaranteed, or otherwise become directly or contingently liable on any Funded Debt of any other Person.

5.05          Undisclosed Liabilities. The Acquired Companies do not have any liabilities of any kind, whether or not of the type that would be required to be shown on a balance sheet of the Acquired Companies prepared in accordance with GAAP, except for liabilities (a) specifically reflected in the Unaudited Financial Statements, (b) that have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business, none of which results from or arises out of any breach of contract, breach of warranty, tort, misappropriation, infringement, or violation of Law, (c) arising under any executory Contract set forth in the Disclosure Schedule or under any executory Contract entered into in the Ordinary Course of Business not required to be set forth on the Disclosure Schedule (but, in each case, not a liability for breach of any such Contract), and (d) otherwise disclosed on Section 5.05 of the Disclosure Schedule.

5.06          Absence of Certain Developments. Since December 31, 2020, except for the transactions contemplated by this Agreement and the Related Agreements, and except as otherwise set forth on Section 5.06 of the Disclosure Schedule, there has not been with respect to the Business or the Acquired Companies any:

(a)               Material Adverse Effect, either individually or in the aggregate;

(b)               damage, destruction, or Loss, whether covered by insurance or not, having a cost in excess of $250,000;

(c)               (i) change not in the Ordinary Course of Business of any accounting or Tax policies, principles, or methodologies or in the manner the Acquired Companies keep their respective books and records or any change by the Acquired Companies of their current practices with regard to accounting for sales, receivables, payables, or expenses (including any change in depreciation or amortization policies or rates), or (ii) filings of any material amended Tax Return, enter into any closing agreement or voluntary disclosure agreement with any Taxing Authority, failure to pay any Tax that becomes due and payable, preparation or filings of any material Tax Return in a manner inconsistent with past practice, extension of the statute of limitations period for the assessment or collection of any Tax, or settlement or compromise any material Tax liability;

(d)               other than with respect to this Agreement or sales of inventory in the Ordinary Course of Business or and dispositions of obsolete assets or assets with no book value, the sale, assignment, transfer, lease, license, or other disposition of, or entry into a Contract to sell, assign, transfer, lease, license, or otherwise dispose of, any asset or property with a value of more than $50,000;

(e)               changes in the ownership or Equity Securities of the Acquired Companies, including the issuance, repurchase, redemption, assignment, or transfer of any Equity Securities of the Acquired Companies;

(f)                increase in the compensation payable or to become payable to any employee, except for increases made in the Ordinary Course of Business;

(g)               imposition of any Lien (except for Permitted Liens) on any material asset of the Acquired Companies;

(h)               (i) waiver or release of any claim or right, (ii) cancellation of any debt held by the Acquired Companies other than those that are not material to any Acquired Company and were made in the Ordinary Course of Business, (iii) creation, incurrence, assumption, or guarantee of any Funded Debt either involving more than $250,000 or outside the Ordinary Course of Business, except for borrowings from banks (or similar financial institutions) necessary to fund capital expenditures in a manner consistent with the Acquired Companies’ existing budget for capital expenditures and ordinary working capital requirements, in each case under a credit facility that is included as Permitted Debt, or (iv) issuance or sale of any debt securities or warrants or rights to acquire any debt securities;

(i)                 payments to any Affiliate of the Acquired Companies, other than wages, lease payments, and reimbursements in the Ordinary Course of Business pursuant to the express terms of written Contracts made available to Buyer;

(j)                 material capital expenditures or commitments therefor, other than in a manner consistent with the Acquired Companies’ existing budget for capital expenditures as made available to Buyer;

(k)               declaration, setting aside, or making any dividend or other distribution or payment in respect of any Acquired Company’s Equity Securities, other than dividends or distributions paid by any wholly-owned Subsidiary to the Company or another Acquired Company;

(l)                 entry into or amendment or modification of any Contract with any employee or other service provider (including, for the avoidance of doubt, any Contracts with any Key Employee), other than non-disclosure agreements or similar form agreements entered into in the Ordinary Course of Business;

(m)             termination, establishment, institution, or material amendment of any Plan;

(n)               entry into any new lease, sublease, or other occupancy agreement in respect of real property;

(o)               entry into any Contract or the making of any commitment that would restrict the ability of the Company or any of its Affiliates to compete with, or conduct, any business or line of business in any geographic area;

(p)               (1) termination, cancellation, modification, or amendment in any material respect or the receipt notice or a request for termination, cancellation, modification or amendment of any Material Contract, (2) taking or failure to take any action that would entitle any party to a Material Contract to terminate, modify, cancel, or amend any Material Contract, or (3) otherwise a waiver, release, or assignment of any material rights, claims, or benefits with respect to any Material Contract, other than in the Ordinary Course of Business;

(q)               institution, commencement, compromise, or settlement of any Proceeding (other than ordinary-course collection matters or matters solely involving the payment of money with respect to such matter of $250,000 or less by the Acquired Companies);

(r)                (i) adoption of a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization or (ii) discontinuance of any line of business or made any material change in the conduct of its business, except for changes in the Ordinary Course of Business;

(s)                loans, advances, or capital contributions to, or investments in, any Person other than a Subsidiary of the Company;

(t)                 amendment or other modification or supplement to its Organizational Documents;

(u)               lapse in coverage of any Insurance Policies (or insurance policies having substantially similar coverage);

(v)               acquisition by merging or consolidating with, or by purchasing all or substantially all of the Equity Securities or assets of, any Person or division thereof (other than inventory);

(w)             (i) delay or postponement of the payment of accounts payable, other than those being disputed in good faith, or (ii) acceleration of the collection or receipt of any accounts receivable, in each case, other than in the Ordinary Course of Business; or

(x)               entry into any Contract to consummate or otherwise resolve to consummate any of the foregoing.

5.07          Litigation. Except as set forth on Section 5.07 of the Disclosure Schedule, (a) there are no, and since the Lookback Date there have been no, Proceedings pending or, to the Knowledge of the Seller, threatened against any of the Acquired Companies or their respective properties, assets, or businesses, or any employee, officer, manager, or director of any Acquired Company in such capacity, at Law or in equity, which in any such case would reasonably be expected, if determined adversely to the Acquired Companies, to be material to the Acquired Companies, taken as a whole; and (b) the Acquired Companies are not subject to, and have not been threatened in writing to be made subject to, any Order that relates to the Acquired Companies or their respective properties, assets, or businesses which would reasonably be expected to be material to the Acquired Companies, taken as a whole. Section 5.07 of the Disclosure Schedule also sets forth each Proceeding pending since the Lookback Date in which any Acquired Company is or was a plaintiff.

5.08          Environmental Matters. Except as set forth on Section 5.08 of the Disclosure Schedule: (a) since the Lookback Date, neither the Acquired Companies, the Business, nor the operation thereof have violated any applicable Environmental Law in any material respect and there has been no condition or occurrence which, with notice or the passage of time or both, would constitute a material violation of or result in any liability under any Environmental Law; (b) the Acquired Companies possess all Environmental Permits required under any applicable Environmental Law for the conduct or operation of the Business (or any part thereof) or the occupation of the Leased Real Property, the Acquired Companies have operated in compliance in all material respects with all of the requirements and limitations included in such Environmental Permits since the Lookback Date, and there is no proceeding pending or, to the Knowledge of the Seller, threatened, relating to the Environmental Permits which in any such case would be reasonably expected, if determined adversely to the Acquired Companies, to be material to the Acquired Companies, taken as a whole; (c) the Lookback Date, the Acquired Companies have not received any notice, Order, or claim, and no notice, Order, or claim is pending or to the Knowledge of the Seller, threatened, indicating that the Acquired Companies, the Business or the operation of any of their facilities are or may be in violation of any Environmental Law or any Environmental Permit or that they are or may be liable under any Environmental Law or in connection with any Hazardous Materials which in any such case would be reasonably expected to be material to the Acquired Companies, taken as a whole; (d) the Acquired Companies and the Business have not treated, stored, disposed, or arranged for the disposal of, caused a Released of, or exposed any person to, or owned or operated any property or facility contaminated by, any hazardous materials, and there is no Release relating to any of the Leased Real Property, in each case that would reasonably be expected to give rise to a liability under Environmental Law which in any such case would be reasonably expected to be material to the Acquired Companies, taken as a whole; and (e) the Seller has made available to Buyer all material environmental assessments, audits, investigations, reports, permits, registrations, and other material environmental documents relating to the Acquired Companies or the real properties now or formerly owned, operated, or leased by any of them that are in the possession or control of the Seller or any of the Acquired Companies.

5.09          Title to Properties.

(a)               Except as set forth on Section 5.09(a) of the Disclosure Schedule or any assets disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date, the Acquired Companies have valid title to, or a valid leasehold interest in (or other right to use), all of the material tangible property and assets used by them in connection with their respective businesses, free and clear of all Liens. The material tangible property and assets of the Acquired Companies are structurally sound, as applicable, in good operating condition and repair, normal wear and tear excepted, and their use complies in all material respects with all applicable Laws and each is adequate for the uses to which such property or asset is being put. Each such material tangible property and asset has been maintained in accordance with any original equipment manufacturer’s guidelines and otherwise in accordance with good industry practice, and none of such items of material tangible assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, or property that is obsolete or has been used for parts. Without limiting the generality of the foregoing, the Acquired Companies own or lease equipment and other tangible property and assets sufficient for the operation of their respective businesses. No Person other than the Acquired Companies owns any material equipment or other tangible personal property or assets situated on the premises of any Acquired Company, except for leased items that are subject to personal property leases and equipment or other non-material tangible personal property or assets belonging to contractors or suppliers. The assets and properties of the Acquired Companies immediately following the Closing will constitute all of the assets and properties necessary and sufficient to conduct the business of the Acquired Companies in substantially the same manner as conducted on the Signing Date.

(b)               Section 5.09(b) of the Disclosure Schedule sets forth a summary of all Contracts pursuant to which any Acquired Company leases, subleases, licenses, occupies or otherwise uses any real property, or any written document or instrument modifying such agreement, including any written (or a description of any material unwritten) amendments, modifications, consent agreements, commencement date agreements, recorded or recordable memoranda, subordination, non-disturbance and attornment agreements, guaranties, renewal notices, waivers, and notices of address changes (individually and collectively as the context may require, the “Real Property Leases”), describing each parcel of real property leased under the Real Property Leases (collectively, the “Leased Real Property”), together with (i) the street address of the Leased Real Property, (ii) the names, dates and parties of the Real Property Lease applicable to each parcel of Leased Real Property, and (iii) the expiration dates of each Real Property Lease, including those of any unexercised renewal option periods. The Seller has made available to Buyer a true, correct, and complete copy of each Real Property Lease and all written (or a description of any material unwritten) amendments and modifications thereto, and such Real Property Leases have not been modified or amended, in each case, in a material respect, since the Latest Balance Sheet Date.

(c)               To the Knowledge of the Seller, all of the Acquired Companies’ Real Property Leases are in full force and effect, and valid and enforceable in accordance with their respective terms. None of the Acquired Companies has received any written notice of any event of default or event which constitutes (with notice or lapse of time or both) a default by any of the Acquired Companies under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the Signing Date or are otherwise reflected as current liabilities on the balance sheet included in the Unaudited Financial Statements. The Acquired Companies have not received written notice that the landlord with respect to any Real Property Lease would refuse to renew such Real Property Lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(d)               Section 5.09(d) of the Disclosure Schedule sets forth a true, correct, and complete listing of any and all real property owned by the Acquired Companies (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”), and all real property owned by the Acquired Companies at any time since the Lookback Date. The Company has made available to Buyer true, correct, and complete copies of the deeds and other instruments (as recorded) by which the applicable Acquired Company acquired all such Owned Real Property. Except for Permitted Liens, the applicable Acquired Company is the owner of the Owned Real Property free and clear of any Liens that would, individually or in the aggregate, interfere in a material respect with the present use or occupancy of the affected Owned Real Property by the Acquired Companies.

(e)               The Leased Real Property and Owned Real Property together constitutes all of the real property owned, leased, subleased, licensed, used, operated or occupied by the Acquired Companies in the operation of the Business. No portion of the Real Property is subject to any pending or, to the Knowledge of Seller, threatened condemnation or other similar Proceeding by any Governmental Authority, nor has the Seller or any Acquired Company received notice of any such Proceeding.

(f)                Except as disclosed in Section 5.09(f) of the Disclosure Schedule, (i) to the Knowledge of Seller, there are no current claims, controversies, disputes or disagreements with respect to any such Real Property Lease or any Real Property, (ii) the Real Property is occupied by the Acquired Companies, and no Persons other than the Acquired Companies occupy or use, or have any right to occupy or use, any portion of the Real Property, (iii) the Acquired Companies are the sole legal and beneficial holders of, and have good, valid and indefeasible title to, each leasehold, license or other use or occupancy interest demised by each Real Property Lease, free and clear of all Liens other than Permitted Liens, (iv) no security deposit (including in the form of a letter of credit) or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited (or re-issued) in full, (v) the current use and occupancy of the Real Property and the operation of the Acquired Companies’ businesses as currently conducted thereon comply in all material respects with applicable Laws, easements, covenants, conditions, restrictions and similar provisions in any instrument of record affecting the Real Property, (vi) the Acquired Companies have all easements, rights of way, rights of access and other rights necessary for access to the Real Property and to conduct their businesses at the Real Property as currently conducted, (vii) all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services and systems currently serving the Real Property have been installed, are in good condition and repair, and are sufficient for the operation and safe for the occupancy and use of the Acquired Companies’ businesses at the Real Property if failure to do so would be reasonably expected to be material to the Acquired Companies, taken as a whole, (viii) the Acquired Companies do not owe, and are not currently obligated to owe in the future, any material brokerage commissions, leasing commissions or finder’s fees with respect to any Real Property Lease or the any Real Property, and (ix) none of the Real Property Leases nor any other interest in the Real Property is subject to any Contract, sublease, license, or other right of another party to use or occupy any portion of the subject Real Property which would be reasonably expected to be material to the Acquired Companies, taken as a whole.

5.10          Compliance with Laws. The Acquired Companies are, and since the Lookback Date have been, in compliance with all applicable Laws in all material respects. Since the Lookback Date, the Acquired Companies have not been cited, fined, or otherwise notified in writing or, to the Knowledge of the Seller, notified in any other manner by any Governmental Authority of any failure to comply with any applicable Laws, been bound by any Order, or been under investigation by any Governmental Authority with respect to any actual or alleged material violation of or non-compliance with any applicable Law.

5.11          Permits. The Acquired Companies possess in full force and effect all Permits required by any Laws to own and operate their Business as currently conducted and operated, each of which is set forth on Section 5.11 of the Disclosure Schedule. The Permits are, and since the Lookback Date have been, valid and in full force and effect and complied with in all material respects or are in the course of renewal and neither the Seller nor the Company has any reason to expect such applicable Permits will not be renewed before expiration in the Ordinary Course of Business. To the Knowledge of the Seller, no condition exists that with notice or lapse of time or both would constitute a default under any Permits held by an Acquired Company which would be reasonably expected to be material to the Acquired Companies, taken as a whole. The Acquired Companies (a) are not, and since the Lookback Date have not been, in violation of any Permits, and (b) have not received any written or, to the Knowledge of the Seller, any other form of notice that any Governmental Authority has taken or is taking action to limit, suspend, modify, terminate, or revoke any Permits, in the case of (a) or (b) which would be reasonably expected to be material to the Acquired Companies, taken as a whole.

5.12          Labor and Employment Matters.

(a)               Section 5.12(a) of the Disclosure Schedule contains a complete and accurate list of all of the employees of the Acquired Companies earning $2,000 or more per month (“Employees”), which list is current as of the Signing Date, describing for each such Employee: (i) the position held; (ii) date of hire; (iii) business location; (iv) whether paid on a salary, hourly or commission basis and their regular hourly wage, annual salary or commission rate, as applicable, and bonus potential; and (v) the total amount of bonus, severance and other amounts to be paid to such Employee at the Closing or otherwise in connection with the transactions contemplated hereby. All Employees are properly classified as employees by the Acquired Companies in accordance with applicable Law and are properly treated for purposes of all employee benefit plans and perquisites.

(b)               Section 5.12(b) of the Disclosure Schedule contains a complete and accurate list of all independent contractors earning $2,000 or more per month (including consultants, temporary employees, leased employees, or any other workers performing services with respect to the operation of the business of any of the Acquired Companies and classified by the applicable Acquired Company as other than an Employee or compensated other than through wages paid by the applicable Acquired Company through its payroll department) (“Independent Contractors”), which list is current as of the Signing Date, describing for each such Independent Contractor: (i) the individual’s role in the business, (ii) fee or compensation arrangements, (iii) duration of the contract, and (iv) any termination-related payments. All Independent Contractors are properly classified as independent contractors by the Acquired Companies in accordance with applicable Law and are properly treated for purposes of all employee benefit plans and perquisites.

(c)               Except as set forth on Section 5.12(c) of the Disclosure Schedule, (i) the Acquired Companies are not a party to or bound by any collective bargaining agreement, (ii) to the Knowledge of the Seller, there is currently no, and since the Lookback Date there has been no, organized effort by any labor union or employee representative body to organize any employees of the Acquired Companies into one or more collective bargaining units, (iii) there is no pending, or to the Knowledge of the Seller, threatened strike, walkout, lockout, picketing, material grievance, claim of unfair labor practices, or other material labor dispute with respect to the Acquired Companies.

(d)               Except as set forth on Section 5.12(d) of the Disclosure Schedule, (i) the Acquired Companies are in compliance with all applicable Laws respecting labor, employment, human rights, pay equity, fair employment practices, workplace safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization, classification as exempt/non-exempt, classification as independent contractors or employees, and wages and hours, except where any such non-compliance would not reasonably be expected to be material to any Acquired Company; (ii) none of the Acquired Companies is delinquent in any payments to any Employee or Independent Contractor for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the Signing Date or amounts required to be reimbursed to such Employees or Independent Contractors; (iii) there are no, and since the Lookback Date there have been no formal or informal grievances, complaints or other Proceedings with respect to employment or labor matters (including allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or threatened against any of the Acquired Companies in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally, except for matters that would not reasonably be expected to be material to any Acquired Company; (iv) none of the employment policies or practices of any Acquired Company is currently being audited or investigated, or to the Knowledge of the Seller, subject to imminent audit or investigation by any Governmental Authority; (v) no Acquired Company is subject to any Order by any Governmental Authority or private settlement contract in respect of any labor or employment matters; and (vi) the employment or consulting arrangement of each Employee or Independent Contractor of any of the Acquired Companies is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties, damages, or obligation for payment of severance or other sums) by the contracting Acquired Company as the case may be.

(e)               Neither the Seller nor, to the Seller’s Knowledge, any other Representative of any Acquired Company has made any representation, promise or guarantee, express or implied, to any Employee or Independent Contractor regarding: (i) whether the respective Acquired Company intends to retain such individual or (ii) terms and conditions on which the respective Acquired Company may retain or offer to retain such individual.

(f)                To the Seller’s Knowledge, none of the executive officers or management employees of any Acquired Company has indicated to the respective Acquired Company an intention to resign or retire as a result of the transactions contemplated by this Agreement.

(g)               To the Seller’s Knowledge, there have been no material workplace accidents, injuries, or exposures (including viral exposure, and including COVID-19) in the last 12 months involving any Employee that are likely to result in, but have not yet resulted in, a violation of any Law.

(h)               Since the Lookback Date, (i) no Employee or Independent Contractor has made any allegation of discrimination or harassment (including sexual harassment) against any of the Acquired Companies or against any Employee who is an executive officer of any of the Acquired Companies or who is employed at the level of vice president or above, and (ii) the Acquired Companies have not entered into any settlement agreements related to allegations of discrimination or harassment (including sexual harassment) made by an Employee or Independent Contractor. Except as set forth on Section 5.12(h) of the Disclosure Schedule, no Acquired Company has any policy, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of any Employees or the Independent Contractors.

(i)                 All of the Acquired Companies have implemented reasonable precautions and measures regarding the COVID-19 pandemic in good faith compliance with all applicable Laws.

5.13          Employee Benefit Plans.

(a)               Section 5.13(a) of the Disclosure Schedule sets forth a list of all Plans. For purposes of this Agreement, “Plan” means any benefit, welfare, supplemental unemployment benefit, bonus, severance, pension, profit sharing, executive compensation, deferred compensation, incentive compensation, share/stock compensation, share/stock purchase, share/stock option, share/stock appreciation, phantom share/stock option, equity or equity-based, change in control, employment, retention, individual consulting, health or other medical, dental, life, disability, paid time off, fringe, post-termination or retiree health or welfare or any other benefit or compensation plan, program, policy, agreement, or arrangement, in each case, sponsored, maintained, established, administered, or contributed to or required to be contributed to by any of the Acquired Companies for the benefit of their employees or former employees and their dependents or beneficiaries, to which any Acquired Company is party, or under or with respect to which an Acquired Company has any current or contingent liability or obligation, in any case, other than plans sponsored and administered by a Governmental Authority.

(b)               The Plans (i) have been established, maintained, operated, funded, and administered, and (ii) comply in form and in operation, in each of (i) and (ii), in all material respects, with the requirements of all applicable Laws and in accordance with their terms.

(c)               With respect to the Plans, all required contributions, distributions, premiums, payments and reimbursements have been timely made, or if not yet due, properly accrued.

(d)               The Seller has made available to Buyer true and complete copies of (i) all award certificates, plan documents, amendments and related trust agreements in each case relating to the Plans, (ii) all material correspondence with all Governmental Authorities with respect to each Plan during 2020 and 2021, and (iii) the latest financial statements for the Plans.

(e)               All required reports and descriptions have been filed or distributed in compliance with the applicable requirements of applicable Laws with respect to each Plan.

(f)                No Proceeding with respect to any Plan (other than routine claims for benefits) is pending, reasonably expected, or, to the Knowledge of the Seller, threatened.

5.14          Tax Matters. Except as set forth on Section 5.14 of the Disclosure Schedule:

(a)               Each of the Acquired Companies has filed all income and other material Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected) and all such Tax Returns are true and correct in all material respects. All Taxes of the Acquired Companies, whether or not shown on any such Tax Returns, have been fully paid. All Taxes that any of the Acquired Companies is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid, and all forms required with respect to such withholding and payment have been properly completed and timely filed.

(b)               The Acquired Companies are not currently the subject of any audit or other examination or Proceeding of Taxes by the Taxing Authorities of any nation, state, or locality with respect to any open Tax years and, to the Knowledge of the Seller, no such audit or other examination or Proceeding is contemplated, pending, or threatened in writing. The Acquired Companies have not waived in writing any statute of limitations in respect of Taxes payable by any of them, which waiver is currently in effect.

(c)               Neither the Acquired Companies nor the Seller has requested or received a ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority.

(d)               None of the Acquired Companies is a party to or is bound by any Tax allocation, sharing, indemnification or similar agreement or arrangement (other than agreements entered into in the Ordinary Course of Business, the principal subject matter of which is not Taxes).

(e)               None of the Acquired Companies (i) is a party to, is bound by, or has any obligation under any closing or similar agreement, Tax abatement or similar agreement, or any other agreements with any Taxing Authority with respect to any period for which the statute of limitations has not expired, or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

(f)                None of the Acquired Companies (i) has any liability or obligation for the Taxes of any Person (other than an Acquired Company) as a transferee or successor, or (ii) has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group of which the Company is the common parent).

(g)               Section 5.14(g) of the Disclosure Schedule sets forth the proper entity classification for income Tax purposes applicable to each of the Acquired Companies.

(h)               No written claim has been made by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns and pay Taxes that any such Acquired Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(i)                 There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Acquired Companies.

(j)                 No Acquired Company owns or leases, directly or indirectly, a “United States real property interest” within the meaning of Section 897(c)(2) of the Code.

(k)               No Acquired Company has made an election to be treated as a domestic corporation for purposes of Section 897 of the Code under Section 897(i) of the Code.

5.15          Insurance. Section 5.15 of the Disclosure Schedule lists each insurance policy maintained by the Acquired Companies or with respect to which, to the Knowledge of the Seller, an Acquired Company is a named insured or otherwise the beneficiary of coverage, including the name of the insurer, policy number, the amount of and nature of coverage, the risk insured against, the deductible amount (if any), and the date through which coverage will continue by virtue of premiums already paid (the “Insurance Policies”). Section 5.15 of the Disclosure Schedule also lists each claim made by the Acquired Companies under each such Insurance Policy since the Lookback Date. Each of the Insurance Policies is in full force and effect, and the Acquired Companies are not in breach or default thereunder. All premiums with respect to the Insurance Policies covering all periods up to and including the Closing Date have been or will be paid or accrued therefor, and no written or, to the Knowledge of the Seller, any other form of notice of cancellation, termination or non-renewal has been received by the Acquired Companies with respect to any Insurance Policy. A true, complete, and correct copy of each Insurance Policy has been made available to Buyer. Each Acquired Company maintains insurance of the types and in the amounts customarily carried by businesses of similar size in the same industry and in each case reasonably adequate to protect the Acquired Companies and their respective businesses. Since the Lookback Date, each Acquired Company has maintained insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers, managers, and directors of the Acquired Companies as required by applicable Law, with coverage and policy limits substantially similar to the amount and scope of insurance coverage (including policy limits) under the Insurance Policies, and such policy limits have not been, nor have any of the policy limits under the Insurance Policies been, materially exhausted or impaired. Since the Lookback Date, there has not been, nor is there, a gap in coverage under any of the Insurance Policies. There is no material claim pending under any of the Insurance Policies as to which an Acquired Company has received written notice that (i) coverage of such claim has been questioned, denied or disputed by the underwriters of the Insurance Policies or (ii) in respect of which such underwriters have reserved their rights. No Acquired Company has, since the Lookback Date, been denied insurance coverage. Except as set forth in Section 5.15 of the Disclosure Schedule, no Acquired Company has any self-insurance program.

5.16          Affiliated Transactions. Except as set forth on Section 5.16 of the Disclosure Schedule:

(a)               there are no (i) Contracts to which the Acquired Companies are now a party, and to which the Seller, the Acquired Companies, or an Affiliate, officer, director, manager, or equity holder of the Seller or the Acquired Companies is also a party (other than employment agreements that have been made available to Buyer), or (ii) transactions, arrangements, or understandings between the Acquired Companies, the Seller, or any Affiliate of the Acquired Companies;

(b)               neither the Seller, any officer, director, manager, equity holder, or Affiliate of the Seller, nor the Acquired Companies, any officer, manager, or director of the Acquired Companies or any immediate family member of any such officer or director or manager (i) has any direct or indirect ownership or financial interest in, or otherwise controls or provides any services to, any competitor, supplier, partner, lessor, lessee, or contractor of the Acquired Companies, or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Acquired Companies use in the conduct of the Business or otherwise; and

(c)               the Acquired Companies do not have any liability or any other obligation of any nature whatsoever to any Affiliate of the Seller, the Acquired Companies, or any officer, director, manager, or equity holder of the Seller or any of the Acquired Companies or any immediate family member of any such officer, director, manager, or equity holder.

5.17          Material Contracts.

(a)               Section 5.17(a) of the Disclosure Schedule sets forth a list (identifying under each of the subsections contained below) of all Contracts, including all amendments and supplements thereto, to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):

(i)                 all Contracts relating to (A) any issuance, acquisition, or disposition of any business, Equity Securities or other material assets outside the Ordinary Course of Business (whether by merger, sale of equity interests, sale of assets, or otherwise), (B) the formation or operation of any joint venture or similar arrangement, or (C) the making of any loan (other than advances to employees of the Acquired Companies in the Ordinary Course of Business) or investment in any Person since the Lookback Date;

(ii)              all Contracts for the employment or engagement of any current officer, individual Employee or other Person on a full-time or consulting basis with required annual payments in excess of $100,000 or otherwise restricts the ability of the Acquired Companies to terminate the employment of any employee or the consulting agreement, independent contractor agreement or similar Contract of any Person at any time for any lawful reason or for no reason without material liability (including severance obligations);

(iii)            all Contracts relating to Funded Debt of the Acquired Companies;

(iv)             all guaranties of any obligation for Funded Debt;

(v)               all Contracts under which any of the Acquired Companies is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental payments exceed $250,000;

(vi)             all Contracts under which any of the Acquired Companies is lessor of or permits any third party to hold or operate any personal property;

(vii)          all Contracts (A) relating to (1) the licensing of Intellectual Property (whether an Acquired Company is licensee or licensor), or (2) the ownership or development of Intellectual Property, or (B) affecting an Acquired Company’s ability to use, enforce, or disclose any Intellectual Property (in each case other than “off the shelf” software or software licenses with an aggregate fee of less than $250,000);

(viii)        all Contracts with any Governmental Authority;

(ix)             all Contracts with the Top Customers and Top Suppliers;

(x)               all Contracts related to capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $100,000;

(xi)             all settlement, conciliation, or similar Contracts (A) with any Governmental Authority or (B) pursuant to which any Acquired Company has any outstanding obligations or restrictions after the Signing Date;

(xii)          all Contracts between any Acquired Company and any of its Affiliates (other than another Acquired Company);

(xiii)        all Contracts involving (A) the grant to any Person of any preferential purchase rights to purchase any of the material assets of any Acquired Company, or (B) any obligation owing as deferred or additional purchase price for acquisitions of property or services, including all purchase price adjustments, seller notes and “earn-out” payments or similar obligations;

(xiv)         all Contracts that contain or pursuant to which an Acquired Company is obligated to indemnify or make any indemnification payments to any Person (other than commercial Contracts entered into in the Ordinary Course of Business);

(xv)           all collective bargaining agreements or Contracts with any labor organization, union, or association to which any Acquired Company is a party;

(xvi)         all Contracts that relate to the mortgaging, pledging, or otherwise placing a Lien (other than Permitted Liens) on any of the assets of the Acquired Companies;

(xvii)      all Real Property Leases in respect of which the value of the subject Real Property or the required payments thereunder exceeds $100,000; and

(xviii)    all Contracts that (A) limit the freedom of an Acquired Company to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation covenant limiting any Acquired Company), (B) contain material exclusivity obligations or restrictions binding on an Acquired Company, or (C) contain most-favored-nations provisions binding on an Acquired Company.

(b)               The Seller has made available to Buyer true, complete, and correct copies of all written Material Contracts and a true, complete, and correct description of any unwritten Material Contracts. The Acquired Companies are not, nor, to the Knowledge of the Seller, is any other party to any Material Contract, in breach of, or in default under, any Material Contract if that breach or default would be reasonably expected to be material to the Acquired Companies, taken as a whole. Except as set forth on Section 5.17(b) of the Disclosure Schedule, to the Knowledge of the Seller, each Material Contract is valid, binding, and in full force and effect, and is enforceable in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions. No Acquired Company has received any written or, to the Knowledge of the Seller, other notice of any default or event that with or without notice or the lapse of time, or both, would constitute a default by the Acquired Company that is party thereto under any Material Contract, and, to the Knowledge of the Seller, no event has occurred that, with or without notice or the lapse of time, or both, would constitute a default by the Acquired Company that is party thereto under any Material Contract. Except as set forth in Section 5.17(b) of the Disclosure Schedule, no Acquired Company has received any written or, to the Knowledge of the Seller, other notice of termination, cancellation, or adverse modification (including any price modification) of any Material Contract. Except as set forth in Section 5.17(b) of the Disclosure Schedule, no Acquired Company has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract to which it is a party.

5.18          Intellectual Property.

(a)               Section 5.18(a) of the Disclosure Schedule contains a complete list of all (i) registered Intellectual Property, and all applications for registration or issuance of Intellectual Property, owned by the Acquired Companies, setting forth as to each such item, as applicable, the item or title, the application or registration number and the jurisdiction in which such item is registered or pending (collectively, “Registered Intellectual Property”); and (ii) all material unregistered Intellectual Property owned by the Acquired Companies and used in the conduct of the Business (together with the Registered Intellectual Property, the “Seller IP”).

(b)               Except as set forth in Section 5.18(b) of the Disclosure Schedule, (i) none of the Registered Intellectual Property which is or was material to the Business as a whole has been cancelled, abandoned or adjudicated invalid or unenforceable, (ii) all renewals and maintenance fees in respect of the Registered Intellectual Property which were due before the Signing Date have been duly paid, and (iii) there are no payments due or outstanding deadlines that will expire within six months of the Closing Date for any registrations or applications for any Registered Intellectual Property.

(c)               The Seller IP constitutes all Intellectual Property that is material and necessary for the conduct of the Business of the Acquired Companies as currently conducted and the continued operation of the Business of the Acquired Companies consistent with past practices. All Intellectual Property owned or used by the Acquired Companies immediately before the Closing Date will be owned or available for use, respectively, by Buyer immediately after the Closing Date on substantially identical terms and conditions as owned or used by the Acquired Companies immediately before the Closing Date.

(d)               Except as set forth in Section 5.18(d) of the Disclosure Schedule, the Acquired Companies own and possess all right, title, and interest in and to all of the Seller IP and possess the valid and enforceable right to use all Intellectual Property used in the operation of the Business as currently conducted. All of the Seller IP is free and clear of all Liens other than Permitted Liens.

(e)               Except as set forth in Section 5.18(e) of the Disclosure Schedule, all of the Seller IP owned by or developed by or for the Acquired Companies that is material to the Business as a whole was developed by (i) Employees of the Acquired Companies within the scope of their employment, or (ii) Independent Contractors who have entered into written agreements with the Acquired Companies that assigned all right, title, and interest in and to any Intellectual Property developed to the Acquired Companies or have permanently licensed such Intellectual Property to one or more of the Acquired Companies. No Employee or Independent Contractor of the Acquired Companies has entered into any Contract that restricts or limits in any material respect the scope of the Seller IP or requires the Employee or Independent Contractor to transfer, assign, or disclose information concerning the Seller IP to any Person other than the Acquired Companies.

(f)                The Acquired Companies are not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar Contract that could reasonably be expected, individually or in the aggregate, to materially and adversely affect the Acquired Companies rights to own or use any Seller IP.

(g)               The Acquired Companies have taken all necessary steps to protect and preserve the confidentiality of all Proprietary Information material to the Business as a whole, and all use, disclosure or appropriation thereof by or to any Person has been pursuant to the terms of a written agreement between such Person and one of the Acquired Companies that requires such Person to maintain the confidentiality of such Proprietary Information. The Acquired Companies have not breached any Contracts of non-disclosure or confidentiality.

(h)               No funding, facilities, or personnel of any Governmental Authority, any educational institution, or any other Person (other than the Acquired Companies) were used, directly or indirectly, to develop or create, in whole or in part, any of the Seller IP for which the Acquired Companies have or may in future have any obligation to repay or reimburse the cost thereof.

(i)                 Except as set forth on Section 5.18(i) of the Disclosure Schedule, since the Lookback Date, to the Knowledge of Seller, none of the Acquired Companies has (i) infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights, or (ii) received any written notices of any pending or threatened Proceeding or any written allegation or claim in which any Person alleges that the Acquired Companies have infringed, misappropriated, or otherwise violated any Person’s Intellectual Property rights.

(j)                 To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any of the Seller IP. None of the Acquired Companies has commenced or threatened in writing any Proceeding, or asserted any allegation or claim, against any Person for infringement, misappropriation, or other violation of the Seller IP or breach of any Contract involving the Seller IP.

5.19          No Brokers. Except as set forth in Section 5.19 of the Disclosure Schedule, none of the Acquired Companies has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby or under any Related Agreement.

5.20          Customers and Suppliers. Set forth on Section 5.20 of the Disclosure Schedule is: (a) a complete and correct list of the 10 largest customers of the Acquired Companies (based on revenue per customer) during the fiscal years ending on December 31, 2019 and December 31, 2020 (each a “Top Customer”), and (b) a complete and correct list of the 10 largest suppliers (each, a “Top Supplier”) of the Acquired Companies based on the dollar amount of payments during the fiscal years ending on December 31, 2019 and December 31, 2020. Except as set forth on Section 5.20 of the Disclosure Schedule, no Top Customer or Top Supplier has provided notice of its intent, or taken any action, to terminate, adversely modify, or not renew its relationship with any of the Acquired Companies (including any adverse modification to any pricing terms or similar commitments).

5.21          Product Warranty. Each product or service, manufactured, sold, leased, or delivered by any of the Acquired Companies is and has been manufactured, sold, leased, or delivered in conformity with all applicable material Contractual commitments and all express and implied warranties, and the Acquired Companies, taken as a whole, have no any material liability (and, to the Knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other material damages, liability, or obligations in connection therewith, in excess of the reserve for warranty claims set forth on the face of the consolidated balance sheet contained within the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies. Section 5.21 of the Disclosure Schedule includes copies of the standard terms and conditions of service, sale or lease for the Acquired Companies (containing applicable guaranty, warranty, and indemnity provisions). No product or service sold, leased, or delivered by any Acquired Company is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 5.21 of the Disclosure Schedule, except for any guaranty, warranty or other indemnity that is imposed by law.

5.22          Product Liability. Section 5.22 of the Disclosure Schedule sets forth an accurate, correct, and complete list and summary description of, to the Knowledge of the Seller, all existing claims, duties, responsibilities, liabilities, or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, distributed or sold by any of the Acquired Companies or their predecessors since the Lookback Date. No Acquired Company has any liability (and, to the Knowledge of the Seller, there is no reasonable basis for any present or future Proceeding against any Acquired Company giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, distributed, or delivered by any of the Acquired Companies or any of their predecessors.

5.23          Anti-Bribery and Anti-Money Laundering.

(a)               Since the Lookback Date, none of the Acquired Companies or their respective directors, manager, or officers while acting on behalf of any Acquired Company or, to the Knowledge of the Seller, any Representative or agent acting on behalf of any Acquired Company has corruptly offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office; or (ii) any other Person, in any such case while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of applicable Anti-Bribery Laws in any material respect.

(b)               To the Knowledge of the Seller, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any material allegations or information concerning possible violations of Anti-Bribery Laws or Anti-Money Laundering Laws related to the Acquired Companies in any material respect. Since the Lookback Date, each of the Acquired Companies or, to the Knowledge of the Seller, any director, manager, officer, or other Representative or agent acting on behalf of any Acquired Company have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.

5.24          Trade Compliance.

(a)               The Acquired Companies (i) are, and have since the Lookback Date, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under applicable International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of the Seller, threatened, claims, complaints, charges, investigations, voluntary disclosures or Proceedings against any Acquired Company related to any applicable International Trade Laws, Sanctions Laws, or any Export Approvals.

(b)               None of the Acquired Companies or any of their respective directors, managers, or officers or, to the Knowledge of the Seller, any of the Acquired Companies’ respective employees, agents, Representatives or other Persons acting on behalf of any Acquired Company (i) is, or since the Lookback Date has been, a Sanctioned Person or (ii) has transacted business, related to any of the Acquired Companies, directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

5.25          Business Continuity. None of the software or computer hardware (whether general or special purpose) or other similar or related items of automated, computerized, and software systems and any other networks or systems and related services that are used by the Acquired Companies in the conduct of the Business (collectively, the “Systems”) have experienced bugs, viruses, disabling code, failures, breakdowns, or similar adverse events since the Lookback Date that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the continued use of any such Systems by the Acquired Companies. To the Knowledge of the Seller, the Systems do not contain any software bug, virus, Trojan, worm, spyware, malware, or similar malicious program. The Systems (a) to the Knowledge of the Seller, are sufficient in all material respects for the operation of the Business of the Acquired Companies as presently conducted, (b) to the Knowledge of the Seller, have operated and performed in all material respects as required in connection with the operation of the Business of the Acquired Companies and in accordance with all applicable specifications, and (c) have sufficient capacity and performance to meet the business requirements of each Acquired Company as currently conducted.

5.26          Regulatory Matters. No Acquired Company has any operations in the United States of America or any assets located in, or revenues derived from sales to, the United States of America. The Company and the Seller each acknowledges that Buyer is relying on the foregoing representation in not making a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable rules and regulations thereunder.

5.27          Investment Company. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “ineligible issuer,” as defined in Rule 405 of the Securities Act.

5.28          Convertible Bonds. Following the issuance of the Convertible Bonds, the Company has net assets which have not been reduced by the giving of any financial assistance or, to the extent that the net assets of the Company have been reduced, the assistance was provided out of the distributable profits of the Company. In connection with the issuance of the Convertible Bonds the provisions of sections 101 to 104 (inclusive) of the Companies Act have been complied with in all material respects.

5.29          No Other Representations or Warranties.

(a)               WITHOUT LIMITING ANY CLAIM AS TO FRAUD, NONE OF THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED OR OF ANY NATURE WHATSOEVER, RELATING TO ANY ACQUIRED COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND THE SELLER AND THE ACQUIRED COMPANIES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY MADE OR COMMUNICATED (ORALLY OR IN WRITING, INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED BY THEIR REPRESENTATIVES) TO THE OTHER PARTIES, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article V AND IN Article IV.

(b)               It is understood that any estimates, budgets, projections or other predictions or other materials containing any forward-looking statements made available by the Seller and the Acquired Companies or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Seller or the Acquired Companies.

Article VI

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period commencing on the Signing Date and ending on the earlier to occur of the Closing or termination of this Agreement pursuant to Article XI (such period, the “Pre-Closing Period”):

6.01          Further Assurances; Closing Conditions. During the Pre-Closing Period, each Party will, and will use commercially reasonable efforts to cause their respective Affiliates to, as promptly as practicable, (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and will take such further actions as may be reasonably requested by the other Party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby, and (b) use their commercially reasonable efforts to cause the conditions set forth in Article VIII and Article IX (each of which will be deemed to be conditions precedent to the Closing) to be satisfied and to consummate the transactions contemplated herein as promptly as practicable.

6.02          Notices and Consents. Without limiting the generality of Section 6.01, during the Pre-Closing Period, (a) the Seller and the Company will deliver the notices and filings set forth on Section 6.02 of the Disclosure Schedule to the third parties set forth on Section 6.02 of the Disclosure Schedule and will each use its commercially reasonable efforts to obtain the third-party consents set forth on Section 6.02 of the Disclosure Schedule, and (b) Buyer will cooperate in all reasonable respects with the Seller and the Company and use its commercially reasonable efforts to support their respective efforts to obtain all such consents (which will not include the payment of a consent or similar fee other than as required by applicable Law or the terms of an applicable Contract to which Buyer is a party).

6.03          Regulatory and Securities Filings.

(a)               General. During the Pre-Closing Period, each Party will, and will use commercially reasonable efforts to cause its respective Affiliates to, use their commercially reasonable efforts to (i) as promptly as practicable, obtain from or make to any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, Permit, certificate or Order required to be obtained or made by Buyer, the Seller, or any of the Acquired Companies, and to avoid any Proceeding by any Governmental Authority, in each case in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (ii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including any antitrust Laws. During the Pre-Closing Period, the Parties will, and will use commercially reasonable efforts to cause their respective Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, franchises, Permits, or Orders and the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors before filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. During the Pre-Closing Period, the Parties will, and will use commercially reasonable efforts to cause their respective Affiliates to, promptly furnish to each other all information required for any application or other filing to be made by the other in connection with the transactions contemplated by this Agreement. During the Pre-Closing Period, no Party may, and may not permit its Affiliates to, consent or agree with any Governmental Authority to any voluntary delay of the consummation of the transactions contemplated by this Agreement without the prior written consent of the Seller (in the case of Buyer) or Buyer (in the case of any other Party), which consent will not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary in this Section 6.03, to the extent any document or information to be provided pursuant to this Section 6.03 is proprietary, confidential, or commercially sensitive, such information may be provided on an outside-counsel only basis, and such materials may be redacted as necessary.

(b)               Antitrust Laws. Buyer and the Seller agree to make, and to cause their Affiliates to make, any necessary filings under any applicable Competition Law as soon as practicable after execution of this Agreement. Each Party will, and will cause its Affiliates to, comply at the earliest practicable date with any request under any applicable Competition Law to provide information, documents or other materials requested by any Governmental Authority. Each Party will, and will cause its Affiliates to, use their commercially reasonable efforts to (i) resolve as soon as practicable objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement and (ii) obtain expiration of the applicable waiting period and all requisite clearances and approvals under such applicable Competition Laws (collectively, the “Antitrust Conditions”) as promptly as practicable and in any event on or before March 15, 2022 (or until June 15, 2022, if Buyer’s Board of Directors (in its sole discretion) has extended the period of time to consummate a business combination in accordance with its Organizational Documents, or such later date as Buyer (under the authority of its Board of Directors) and the Seller may mutually agree, the “End Date”), without challenge by any Governmental Authority, and otherwise resolve any objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement. Further, each Party will, and will cause its Affiliates to, coordinate and cooperate with the other Parties in connection with their efforts to satisfy the Antitrust Conditions or otherwise in connection with the requirements of this Section 6.03(b), including (A) cooperating in all respects with the other Parties in connection with any investigation or other inquiry, (B) keeping the other Parties promptly informed of any material communication received by such Party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, (C) providing the other Parties and their advisors with a reasonable opportunity to (1) review any proposed communication by such Party or its Affiliates with any Governmental Authority, (2) consult with such Party before any meeting or conference with any Governmental Authority, (3) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences, and (4) providing such other information and assistance as such Party may reasonably request in connection with the foregoing. Buyer and the Seller will each be responsible for the payment of one-half of all filing fees under any applicable Competition Law. Notwithstanding anything to the contrary in this Agreement, if any objections are raised or asserted with respect to the transactions contemplated hereby under any applicable Competition Law or if any Proceeding is instituted (or threatened to be instituted) by any Governmental Authority challenging the transactions contemplated hereby as being in violation of any applicable Competition Law, or which would otherwise prevent, impede, or delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or actions so as to permit the consummation of the transactions contemplated hereby as soon as reasonably practicable; provided that, and notwithstanding anything to the contrary set forth herein, no Party will be required to enter into any Contracts or take any other actions to resolve any such objections or actions if such a Contract or other action would reasonably be expected, individually or in the aggregate, to (i) prevent consummation of the transactions contemplated hereby, (ii) result in the transactions contemplated hereby being rescinded, (iii) require or compel Buyer to divest, dispose of, license, or hold separate any portion of the business, operations, assets, or product lines of Buyer or its Affiliates, or (iv) restrict, prohibit or limit the ability of Buyer or any of its Affiliates to conduct their business. In no event shall Buyer or any of its Affiliates be obligated to (x) enter into any settlement, undertaking, consent decree, stipulation or Contract with any Governmental Authority in connection with the transactions contemplated hereby or (y) litigate or participate in the litigation of any Proceeding, whether juridical or administrative, brought by any Governmental Authority challenging or seeking to restrain, prohibit, or place conditions on the consummation of the transactions contemplated hereby or the ownership or operation by Buyer or any of its Affiliates of all or a portion of their respective businesses.

(c)               Securities Law Matters. As promptly as reasonably practicable after the Signing Date, (i) Buyer and the Company shall cooperate to promptly prepare, and Buyer shall file with the SEC, the Proxy Statement to be included with the Registration Statement to be filed by Buyer, which Proxy Statement shall comply as to form, in all material respects, with the applicable provisions of the Securities Act and the Exchange Act and which Proxy Statement shall be in form and substance reasonably satisfactory to Buyer and the Company before filing, and (ii) Buyer shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”). Buyer will advise the Company promptly after it receives notice of any request by the SEC for amendment of the Registration Statement/Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company and the Seller each acknowledges that a substantial portion of the Registration Statement/Proxy Statement and certain other forms, reports and other filings required to be made by Buyer under the Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional Filings”) shall include disclosure regarding the Acquired Companies and their management, operations, and financial condition. Accordingly, the Seller and the Company each agree to use commercially reasonable efforts to promptly provide Buyer with all information concerning the Acquired Companies, their management, operations and financial condition, in each case, required to be included in the Registration Statement/Proxy Statement and Additional Filings or as otherwise requested by Buyer. The Company shall, and shall cause each other Acquired Company to, make its managers, directors, officers and employees available to Buyer and its counsel in connection with the drafting of the Registration Statement/Proxy Statement and responding in a timely manner to comments on the Registration Statement/Proxy Statement from the SEC. If, at any time before the Closing, any Acquired Company discovers any fact, event, or circumstance relating to the Acquired Companies, or their respective officers, managers, or directors, that should be set forth in an amendment or a supplement to the Registration Statement/Proxy Statement, the Company shall promptly inform Buyer, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. The information relating to the Acquired Companies to be contained in the Registration Statement/Proxy Statement and the Additional Filings and any supplements thereto, and the information relating to the Acquired Companies that is provided by the Company and its Representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, shall not at (A) each time the Registration Statement/Proxy Statement (or an amendment thereof or supplement thereto) is filed with the SEC, (B) the time the Registration Statement/Proxy Statement (or an amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, (C) the time of the Buyer’s stockholders’ meeting, or (D) the Closing, contain any false, untrue, or misleading statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Each of the Company and Buyer shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party in connection with the preparation and filing of the each of the filings, materials, applications, and notices contemplated by this Section and as may be necessary or reasonably requested in connection with obtaining all applicable authorizations under state securities Laws. Buyer shall promptly and timely file all Additional Filings required to be made under Law following execution of this Agreement and the Closing, including, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

(d)               Obligations Cumulative. The Parties’ obligations in this Section 6.03 are cumulative, and a Party’s obligations in any specific clause of this Section 6.03 will not be interpreted to limit in any way the Parties’ obligations in any other clause.

6.04          Conduct of the Business.

(a)               During the Pre-Closing Period, except (i) as expressly set forth on Section 6.04 of the Disclosure Schedule, (ii) as otherwise expressly provided for by this Agreement, (iii) as required by Law, (iv) as consented to in writing by Buyer beforehand (which consent will not be unreasonably withheld, delayed, or conditioned), or (v) for borrowing under any of the Acquired Companies’ credit facilities in effect on the Signing Date in the Ordinary Course of Business, each of the Seller and the Company will (and will cause its Affiliates to) (A) use commercially reasonable efforts to (1) carry on the Business of the Acquired Companies in the Ordinary Course of Business and substantially in the same manner as previously conducted, (2) preserve its current business organization, (3) keep its physical assets in good working condition, ordinary wear and tear excepted, and (4) maintain the existing relations of the Acquired Companies with their respective customers, suppliers, licensors, sales representatives, creditors, employees, and others having material business dealings with the Acquired Companies; (B) not, and cause any of the Acquired Companies not to, take any action or omit to take any action that would cause any of the changes, events or conditions described in Section 5.06 to occur or authorize, agree, resolve, or consent to any such action or omission; (C) not incur any material Funded Debt (other than Permitted Debt); (D) not permit any distribution or dividend to any direct or indirect equityholder of any Acquired Company, nor make any loans to any direct or indirect Affiliate, equityholder, employee, officer, manager, partner, director or other agent of any Acquired Company, nor repay, amend or otherwise modify the terms of any of the Related-Party Loans or the Contracts relating thereto; and (E) not pay any bonus to any employee other than awards pursuant to the Company ESOP that are approved by the Company’s board of directors on reasonable terms and conditions.

(b)               Nothing in this Section 6.04 is intended to result in the Seller or any of the Acquired Companies ceding control to Buyer of the Seller’s or the Acquired Companies’ respective commercial decisions before the Closing Date.

6.05          Access to Information. During the Pre-Closing Period, the Seller and the Company will each provide, and will cause their respective Affiliates (including each other Acquired Company) to provide, Buyer and Buyer’s authorized agents and Representatives reasonable access at reasonable times during normal business hours (with at least 48 hours’ prior written notice) to the senior management of the Acquired Companies and the books and records of the Seller and the Acquired Companies (including their respective properties, Contracts, and other documents and data); provided that (a) such access does not unreasonably interfere with the operation of the Seller’s and the Acquired Companies’ business and will be subject to the Company’s reasonable security measures and insurance requirements, and (b) nothing herein will require the Seller and the Acquired Companies to furnish to Buyer or provide Buyer with access to information that legal counsel for the Seller or any of the Acquired Companies reasonably conclude may give rise to issues under any applicable Competition Law or that is subject to attorney-client privilege or is the subject of any applicable information privacy or security Laws, provided that the Seller shall identify any such withheld information to Buyer and its Representatives at such time and use its commercially reasonable efforts to provide such information to Buyer via an alternative method as applicable. During the Pre-Closing Period, the Seller shall cause the Company to: (i) keep the Company’s Register of Bonds up to date; and (ii) provide Buyer with a true, correct, and complete copy of the Register of Bonds at the request of Buyer.

6.06          Exclusivity. During the Pre-Closing Period, none of the Seller and the Company, will, and each will cause its Affiliates, directors, officers, employees, investment bankers and other Representatives not to, directly or indirectly, initiate, solicit, facilitate, or encourage discussions, proposals, inquiries or offers (including by disclosing or making available any non-public information or data relating to any of the Acquired Companies in connection with or facilitation of any discussions, proposals, inquiries or offers), or negotiate or discuss any proposal with any person or entity other than Buyer and its Representatives, relating to or concerning any transaction similar to, or having the same effect as, the transactions contemplated by this Agreement or any transaction that would constitute an Acquisition Proposal (including the transfer of any Equity Securities of any Acquired Company). The Seller and the Company shall, if any of them or any of their Affiliates receives an inquiry, proposal, or offer relating to any Acquisition Proposal during the Pre-Closing Period, promptly notify Buyer in writing thereof, including the material terms of such Acquisition Proposal (to the extent not specifically prohibited by an applicable written agreement in effect on the Signing Date). During the Pre-Closing Period, none of the Sponsor and Buyer, will, and each will cause its Affiliates, directors, officers, employees, investment bankers and other Representatives not to, directly or indirectly, initiate, solicit, facilitate, or encourage discussions, proposals, inquiries or offers, or negotiate or discuss any proposal with any person or entity other than Seller and its Representatives, relating to or concerning any transaction for the acquisition of all or substantially all of the Equity Securities or assets of any third party other than the Acquired Companies. Further, without the Seller’s prior written consent, during the Pre-Closing Period, Buyer will not issue any shares of stock or warrants or other Equity Interests of Buyer except in connection with the PIPE Investment, the exercise of currently issued Buyer Warrants (which may not be amended without Seller’s consent), and the Convertible Bonds, or purchase currently outstanding Equity Securities from current stockholders of Buyer other than in accordance with the Buyer Share Redemption.

6.07          Investor Presentations. Each Party shall use its reasonable best efforts to cause its and its and its Affiliates’ respective officers, directors, managers, employees, and advisors, including legal and accounting advisors, to provide to the others Parties all cooperation, on a timely basis, reasonably requested that is reasonably necessary and customary in connection with preparation of investor presentations related to the transactions contemplated by this Agreement and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.

6.08          Board and Officers of Buyer. The Parties shall take all actions necessary so that, as of the Closing, the Board of Directors (and committees of the Board of Directors) and officers of Buyer shall consist of the Persons identified on Schedule 6.08, where (i) each of the two Persons to be appointed by Sponsor will have a three-year term on such Board of Directors and (ii) other than the directors appointed by Sponsor, the remaining members will be nominated by the Seller and will have three-year terms on such Board of Directors.

6.09          Notice of Developments. If Buyer becomes aware before the Closing of any event, fact, or condition or nonoccurrence of any event, fact, or condition that may constitute a breach of any representation, warranty or covenant of Buyer under this Agreement or would reasonably be expected to constitute a breach of any representation or warranty of Buyer under this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on the Closing Date, then Buyer will promptly provide the Seller with a written description of such fact or condition.

6.10          Stockholder Approval. Buyer shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (a) cause the Proxy Statement to be disseminated to the stockholders of Buyer (the “Buyer Stockholders”) in compliance with applicable Law, (b) duly give notice of and convene and hold a meeting of the Buyer Stockholders (the “Buyer Stockholders’ Meeting”) in accordance with Buyer’s Organizational Documents, applicable Law and Nasdaq rules, and (c) solicit proxies from the Buyer Stockholders to vote in favor of each of the Transaction Proposals, and provide the Buyer Stockholders with the opportunity to elect to effect a Buyer Share Redemption. Buyer shall, through its Board of Directors, recommend to the Buyer Stockholders: (i) the adoption and approval of this Agreement in accordance with applicable Law and Nasdaq rules; (ii) the approval of the issuance of Buyer’s common stock pursuant to Nasdaq rules as contemplated by the Subscription Agreements with the applicable PIPE Investors, to the extent applicable; (iii) the approval of the adoption by Buyer of the equity incentive plan in the form provided by the Company to Buyer before the Closing Date on terms mutually agreed between Buyer and the Company (the “Buyer ESOP”); (iv) the election of directors effective as of the Closing as contemplated by Section 6.08; (v) the approval of the Redomiciliation, including the adoption and approval the Gibraltar Articles and all other documents required to be filed in connection with the Redomiciliation; (vi) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or correspondence related thereto; (vii) the adoption and approval of any other proposals as reasonably agreed by Buyer and the Company to be necessary or appropriate in connection with the transactions contemplated hereby; and (viii) the adjournment of the Buyer Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals described in the foregoing clauses, together, the “Transaction Proposals”), and include such recommendation in the Registration Statement/Proxy Statement.

6.11          Listing of Shares. Buyer will use commercially reasonable efforts to take such actions as are necessary to maintain the listing of its shares of common stock (and, following the Redomiciliation, the Buyer Ordinary Shares) on the NASDAQ Stock Market through the Closing, including to comply in all material respects with its reporting obligations under applicable Laws. If Buyer receives any notice that Buyer has failed to satisfy any Nasdaq listing requirement, Buyer shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

6.12          PIPE Investment and Convertible Bonds.

(a)               After the execution and delivery of the Subscription Agreements for the PIPE Investment Amount, in accordance with Section 6.12(c), Buyer shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, or any material replacements or terminations of, the Subscription Agreements between Buyer and the PIPE Investors for the PIPE Investment in any manner other than to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the securities of Buyer pursuant to the Subscription Agreements may be rejected by the Seller in its sole discretion). Without limiting the generality of the foregoing, Buyer shall give the Seller prompt (and, in any event, within three Business Days) written notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Buyer; and (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any material provision of any Subscription Agreement.

(b)               After the execution and delivery of the Convertible Bonds, in accordance with Section 6.12(c), the Company shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the Convertible Bonds between the Company and the lenders participating in the Convertible Bonds in any manner, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any proposed amendment, modification or waiver of the Convertible Bonds that affects the conversion price of the Convertible Bonds may be rejected by Buyer in its sole discretion). Without limiting the generality of the foregoing, the Company shall give Buyer prompt (and, in any event, within three Business Days) written notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Convertible Bonds known to the Company; and (B) of the receipt of any written notice or other written communication from any party to the Convertible Bonds with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any material provision of the Convertible Bonds.

(c)               The Parties envisage that Subscription Agreements and deeds constituting Convertible Bonds may be executed at any time up to Closing. There are set out in Exhibits G and H, respectively, model form drafts of the Subscription Agreement and the instrument constituting Convertible Bonds that have been agreed between the Parties. Save by prior agreement between Buyer and the Company, no materially different form of Subscription Agreement or Convertible Bond instrument shall be utilized by Buyer or the Company, as the case may be, except with the prior consent of Buyer and the Company (such consents not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any proposed amendment, modification or waiver of the forms so exhibited affecting the offering price of the securities of Buyer or the conversion price applicable to the Convertible Bonds may be rejected by a Party in its sole discretion and a change in format in order to recognize that there may be one or multiple subscribers of Convertible Bonds by one or multiple instruments shall be deemed not to be material).

(d)               Buyer agrees with the Company that:

(i)             it will provide its Acknowledgement to the holders of the Convertible Bonds in accordance with clause 6.7 of the instrument set out in Exhibit H promptly following whichever shall be the later of the date of this Agreement or the date of delivery to Buyer of each executed instrument constituting Convertible Bonds;

(ii)           it will not at any time up to Closing alter the rights attached to its ordinary shares or implement an Adjustment Event or take other action that would adversely affect the rights of the holders of the Convertible Bonds without the prior consent of the Seller; and

(iii)         it will issue Globis Shares to the holders of the Convertible Bonds concurrently with Closing in strict compliance with the terms of such issue as set out in Exhibit H.

(e)               In this Section 6.12 the terms “Acknowledgement,” “Adjustment Event,” and “Globis Shares” have the meanings given to them in Exhibit H.

Article VII

POST-CLOSING COVENANTS

7.01          Further Assurances. From and after the Closing, upon the reasonable request of the other Party and at such requesting Party’s expense, each of Buyer and the Seller will execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such further documents and instruments and will take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.02          Director and Officer Liability and Indemnification.

(a)               For a period of six years after the Closing, Buyer will not, and will not permit the Acquired Companies to, amend, repeal, or modify any provision of the Organizational Documents of the Acquired Companies relating to the exculpation or indemnification of any officers, directors, or managers (unless required by Law) in a manner that would adversely affect the rights of the Persons who were officers, directors, or managers of the Acquired Companies before the Closing, it being the intent of the Parties that the current and former officers, directors, and managers of the Acquired Companies will continue to be entitled to such exculpation and indemnification to the fullest extent of the Law.

(b)               At or before the Closing, Buyer shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Buyer with each Person who will be a director or an officer of Buyer immediately after the Closing, which indemnification agreements shall continue to be effective following the Closing.

7.03          Access to Books and Records. From and after the Closing, Buyer will, and will cause each of the Acquired Companies to, provide the Seller and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, and within no less than five Business Days of such reasonable request, to the books and records of each of the Acquired Companies with respect to periods before the Closing Date solely to the extent necessary for the purpose of obtaining information reasonably required for the preparation and filing of Tax Returns and other compliance obligations; provided that (i) any such access does not materially and unreasonably interfere with the normal operations of any Acquired Company or any of their respective Subsidiaries and such access will be subject to the Acquired Companies’ reasonable security measures and insurance requirements, (ii) Buyer or an Acquired Company may require that the Seller and its Representatives enter into reasonable and customary non-disclosure agreements with respect to any information so accessed, and (iii) nothing herein will require Buyer and the Acquired Companies to furnish or provide to the Seller or its Representatives with access to information that legal counsel for Buyer or any of the Acquired Companies reasonably conclude is subject to attorney-client privilege or is the subject of any applicable information privacy or security Laws, provided that Buyer shall identify any such withheld information to the Seller and its Representatives at such time and use its commercially reasonable efforts to provide such information to the Seller via an alternative method as applicable. Unless otherwise consented to in writing by the Seller, Buyer will not permit the Acquired Companies, for a period of five years following the Closing Date (or for such longer period that may be required under applicable Law), to destroy or otherwise dispose of any books and records of the Acquired Companies, or any portions thereof, relating to periods before the Closing Date without first giving reasonable prior written notice to the Seller and offering to surrender to the Seller such books and records or such portions thereof.

7.04          Transfer Taxes. Buyer will pay, or cause to be paid, all transfer Taxes, stamp Taxes, stock transfer Taxes, or other similar Taxes imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Seller agrees to cooperate with Buyer in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.

7.05          Restrictive Covenants.

(a)               The Seller agrees that, for a period of three years from and after the Closing Date (the “Restricted Period”), the Seller will not, directly or indirectly, in any manner: (i) engage (including by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in activities or businesses anywhere in the world in which the Company currently conducts business involving or otherwise competitive with the Business; (ii) assist any Person in any way to do, or attempt to do, anything prohibited by the preceding clause (i); or (iii) solicit, entice, encourage, or influence, any customer, vendor, supplier, distributor, lessor, licensor, licensee, or other business relation of any Acquired Company or any of their respective Affiliates (including any Person who has been a customer, vendor, supplier, distributor, lessor, licensor, licensee, or other business relation of any Acquired Company at any time during the 24-month period immediately preceding the commencement of the Restricted Period) to alter, reduce, or terminate its business relationship with Buyer or any Acquired Company or any of their respective Affiliates, or otherwise interfere with the relationship between Buyer, any Acquired Company, or any of their respective Affiliates and any such business relation. However, nothing set forth herein will prohibit the Seller from maintaining or undertaking passive investments of up to 5% of any class of the outstanding debt or equity securities of any entity listed on any national securities exchange.

(b)               The Seller further agrees that, throughout the Restricted Period, the Seller will not, directly or indirectly, in any manner (whether on its own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) recruit or solicit any current or former employee of or contractor to any Acquired Company, (ii) induce or attempt to induce any current or former employee of, or consultant to, any Acquired Company, to leave the employ or engagement of any such Person, or in any way interfere with the relationship between any such Person and any of its employees or contractors, or (iii) employ or retain or enter into any business relationship with any Person who was an employee of or contractor to any Acquired Company.

(c)               During the Restricted Period, the Seller and the Seller’s Affiliates shall, and shall use their commercially reasonable efforts to cause their respective officers, directors, managers, partners, employees, advisors, agents, and other representatives to, refrain from, directly or indirectly, all conduct, oral or otherwise, that is intended to disparage or damage or would reasonably be expected to disparage or damage the reputation, goodwill, or standing in the community of Buyer, any Acquired Company, or any of their respective Affiliates. However, this Section shall not prohibit any party or its Affiliates from making any statement in connection with enforcing such party’s or its Affiliate’s rights under this Agreement, any Related Agreement, or any statement that is required by Law.

(d)               The Seller acknowledges and agrees that the restrictions contained in this Section 7.05 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer, the Company, and their respective Affiliates, and that the Seller has had the opportunity to review the provisions of this Agreement with the Seller’s legal counsel. In particular, the Seller agrees and acknowledges that Buyer, the Company, and their respective Affiliates expend significant time and effort developing and protecting the confidentiality of their methods of doing business, supplier, vendor, distributor, and customer lists, long-term business relationships, and trade secrets and such methods, lists, business relationships, and trade secrets have significant value. However, if, at the time of enforcement of this Section 7.05, a court holds that the restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of Buyer, the Company, and their Affiliates, the Parties agree that the maximum duration or scope reasonable under such circumstances (being no greater in duration or extent than is stipulated in this Agreement) will be substituted for the stated duration or scope and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by Law, in all cases giving effect to the intent of the Parties that the restrictions contained herein be given effect to the broadest extent possible.

(e)               If the Seller, Buyer or the Company or any other Acquired Company (i) brings any Proceeding to enforce any provision of this Agreement or to obtain damages as a result of a purported breach of this Agreement or to enjoin any purported breach of this Agreement and (ii) prevails in such Proceeding, then the non-prevailing party will, in addition to any other rights and remedies available, reimburse the prevailing party for any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party in connection with such Proceeding.

(f)                The Restricted Period with respect to the Seller shall be tolled, and therefore extended, during any period of non-compliance by the Seller. The existence of any claim or cause of action by the Seller against Buyer, the Company, or any of their Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer or the Company or any of their Affiliates of the provisions of this Section 7.05, which will be enforceable notwithstanding the existence of any breach by Buyer or its Affiliates.

7.06          338(g) Election. Buyer shall have the right at its sole discretion to make an election under Section 338(g) of the Code with respect to the Acquired Companies, and the Seller shall reasonably cooperate with Buyer and execute any documents, certificates, and instruments reasonably requested to effect such election. Further, unless otherwise required by applicable Law, each of Buyer, the Seller, and their respective Affiliates shall (a) cooperate in the preparation of filings (including IRS Form 8594) required with respect to the allocation of purchase price, including those required by Section 1060 of the Code, and (b) timely file all forms and Tax Returns required to be filed in connection with the allocation of purchase price.

Article VIII

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by Buyer:

8.01          Accuracy of Representations and Warranties. The representations and warranties set forth in Article IV and Article V, other than the Seller Fundamental Representations, will each be true and correct in all but de minimis respects as of the Signing Date and as of the Closing (except for representations and warranties qualified by materiality or Material Adverse Effect, which will be true and correct in all respects, and except that the representations and warranties in Sections 4.02 and 5.02 will be true and correct in all respects), except for (a) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (b) those instances (including those in (a)) in which the failure of the representations and warranties to be true and correct would not in the aggregate have a Material Adverse Effect. Each of the Seller Fundamental Representations shall be true and correct in all respects other than de minimis inaccuracies as of the Signing Date and as of the Closing, except that representations and warranties that are made as of a specific date will be true and correct in all respects other than de minimis inaccuracies only as of such date.

8.02          Compliance with Obligations. Each of the Seller and the Acquired Companies will have performed in all material respects all of their respective obligations required to be performed under this Agreement at or before the Closing.

8.03          No Adverse Proceeding. No Proceeding by any Governmental Authority will be pending against the Seller or the Acquired Companies wherein an unfavorable judgment, decree, or Order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, other than any such Proceeding or Order instituted by Buyer or its Affiliates.

8.04          Competition Laws. All mandatory Permits required under any Competition Laws must have been obtained by the Parties.

8.05          Wheat Supported Debt Facility. The Wheat Supported Debt Facility does not exceed $70,000,000.

8.06          No Material Adverse Effect. Since the Signing Date, there will not have occurred any Material Adverse Effect.

8.07          Stockholder Vote. The Required Vote shall have been obtained.

8.08          Sponsor’s Escrow Shares Release. The applicable Persons party to the Sponsor Escrow Agreement will have provided proper written notice to the escrow agent thereunder to cause the release of the Escrow Shares to the Escrow Participants (each as defined in the Sponsor Escrow Agreement) as promptly as possible following the Closing.

8.09          Redomiciliation. The Redomiciliation shall have been completed as provided in Section 1.12, and a “Certificate of Redomiciliation of a Company” as to the Redomiciliation given by the Registrar of Companies in Gibraltar shall have been delivered to Buyer (the “Redomiciliation Condition”).

8.10          Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect, and no Proceeding seeking such a stop order shall have been initiated by the SEC that remains pending.

8.11          Net Tangible Assets. Buyer shall have, and shall not have redeemed its capital stock in an amount that would cause Buyer not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) after giving effect to any payments required to be made in connection with Buyer’s share redemptions and the PIPE Investment Amount.

8.12          Other Deliveries. Buyer will have received each of the other deliverables set forth in Section 2.03.

Article IX

CONDITIONS TO THE OBLIGATIONS OF THE SELLER

The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by the Seller:

9.01          Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in Article III, other than Buyer Fundamental Representations, will be true and correct in all but de minimis respects as of the Signing Date and as of the Closing (except for representations and warranties qualified by materiality or Material Adverse Effect, which will be true and correct in all respects), and except for (a) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (b) those instances (including those in (a)) in which the failure of the representations and warranties to be true and correct would not in the aggregate have a Buyer Material Adverse Effect. Each of Buyer Fundamental Representations shall be true and correct in all respects other than de minimis inaccuracies as of the Signing Date and as of the Closing, except that representations and warranties that are made as of a specific date will be true and correct in all respects other than de minimis inaccuracies only as of such date.

9.02          Compliance with Obligations. Buyer will have performed in all material respects all of the obligations required to be performed by Buyer under this Agreement at or before the Closing.

9.03          No Adverse Proceeding. No Proceeding by any Governmental Authority will be pending wherein an unfavorable judgment, decree or Order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, other than any such Proceeding or Order instituted by the Seller, any Acquired Company, or any of their respective Affiliates.

9.04          Competition Laws. All mandatory Permits required under any Competition Laws must have been obtained by the Parties.

9.05          Memorandum and Articles of Association. The Gibraltar Articles shall be in effect at the Closing.

9.06          Other Deliveries. The Seller will have received each of the deliverables set forth in Section 2.02.

9.07          Stockholder Vote. The Required Vote shall have been obtained.

9.08          Net Tangible Assets. Buyer shall have, and shall not have redeemed its capital stock in an amount that would cause Buyer not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) after giving effect to any payments required to be made in connection with Buyer’s share redemptions and the PIPE Investment Amount.

Article X

INDEMNIFICATION

10.01      Survival. The representations and warranties of the Parties contained in this Agreement will survive the Closing until 11:59 p.m. Eastern Time on the date that is 12 months after the Closing Date, except that Buyer Fundamental Representations and the Seller Fundamental Representations will survive the Closing until 11:59 p.m. Eastern Time on the date that is 48 months after the Closing Date. The covenants, obligations, and agreements to be performed under this Agreement (a) at or before the Closing will survive the Closing until 11:59 p.m. Eastern Time on the date that is 12 months after the Closing Date and (b) in whole or in part after the Closing Date will survive the Closing until the end of the period of applicable performance or until otherwise fully performed or waived by the Party with the authority to make such waiver. The applicable survival periods set forth in this Section 10.01 may be referred to herein, respectively, as the applicable “Survival Period.”

10.02      Indemnification by the Seller. Subject to the terms and conditions of this Article X, the Seller will indemnify and hold harmless Buyer, the Acquired Companies, each of their respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) from and against any and all Losses suffered or incurred by such Buyer Indemnitees arising from, based upon, related to or associated with:

(a)               any breach or inaccuracy of any representation or warranty made in Article IV or Article V of this Agreement;

(b)               any breach of any covenant, obligation or other agreement of any Acquired Company contained in this Agreement;

(c)               any breach of any covenant, obligation or other agreement of the Seller contained in this Agreement; and

(d)               any unpaid Funded Debt (other than Permitted Debt) and Transaction Expenses not paid at the Closing.

10.03      Indemnification by Buyer. Subject to the terms and conditions of this Article X, Buyer will indemnify and hold harmless the Seller, its respective Affiliates, and their respective successors and assigns (the “Seller Indemnitees”) from and against any and all Losses suffered or incurred by such Seller Indemnitees arising from, based upon, related to or associated with:

(a)               any breach or inaccuracy of any representation or warranty made by Buyer in Article III of this Agreement; and

(b)               any breach of any covenant, obligation or other agreement of Buyer contained in this Agreement that is to be performed before the Closing.

10.04      Limitations on Indemnification by the Seller.

(a)               Notwithstanding anything herein to the contrary, other than with respect to a breach of the Seller Fundamental Representations or Fraud, the Seller shall not have any indemnification obligations for Losses under Section 10.02(a) (i) if the Losses for a specific claim do not equal or exceed $50,000 (the “Minimum Claim Threshold”) or (ii) unless the aggregate amount of all such Losses for which such the Seller would, but for this Section 10.04(a), be liable thereunder exceeds, on an aggregate basis (inclusive of any Losses for which the Seller is not liable as a result of the Minimum Claim Threshold), $500,000 (the “Deductible”), and then only to the extent such Losses in the aggregate exceed the Deductible.

(b)               Notwithstanding anything to the contrary herein, except with respect to Losses that result from a breach of the Seller Fundamental Representations or resulting from Fraud, the maximum aggregate liability of the Seller with respect to any Losses under Section 10.02(a) shall in no event exceed $20,000,000 (the “Cap”).

(c)               The aggregate maximum liability of the Seller under Section 10.02(a) that result from a breach of the Seller Fundamental Representations shall not exceed the amount of Remaining Cash, except for any Losses relating to Fraud.

(d)               The aggregate maximum liability of the Seller under this Article X, including for Losses related to Fraud, shall not exceed the Consideration owed to the Seller.

(e)               Any Loss for which any Buyer Indemnitee is entitled to indemnification under Section 10.02 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant, obligation or agreement.

10.05      Limitations on Indemnification by Buyer.

(a)               Notwithstanding anything herein to the contrary, other than with respect to a breach of Buyer Fundamental Representations or Fraud, Buyer shall not have any indemnification obligations for Losses under Section 10.03(a) (i) if the Losses for a specific claim do not equal or exceed Minimum Claim Threshold or (ii) unless the aggregate amount of all such Losses for which such Buyer would, but for this Section 10.05(a), be liable thereunder exceeds, on an aggregate basis, the Deductible, and then only to the extent such Losses in the aggregate exceed the Deductible.

(b)               Notwithstanding anything to the contrary herein, except with respect to Losses that result from a breach of Buyer Fundamental Representations or resulting from Fraud, the maximum aggregate liability of Buyer with respect to any Losses under Section 10.03(a) shall in no event exceed the Cap.

(c)               The aggregate maximum liability of Buyer under Section 10.03(a) that result from a breach of the Buyer Fundamental Representations shall not exceed the amount of Remaining Cash, except for any Losses relating to Fraud.

(d)               The aggregate maximum liability of Buyer under this Article X, including for Losses related to Fraud, shall not exceed the Consideration paid to the Seller.

(e)               Any Loss for which any Seller Indemnitee is entitled to indemnification under Section 10.03 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant, obligation or agreement.

10.06      Indemnification Procedures. All claims for indemnification under this Article X shall be asserted and resolved as follows:

(a)               For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Losses pursuant to this Article X, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party asserting a claim on behalf itself or another Person(s) having the right to be indemnified with respect to such Losses by any of the other Parties pursuant to this Article X.

(b)               Third-Party Claims.

(i)                 If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other Proceeding made or brought by any third party or a Representative of the foregoing (in such capacity as such) (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (the “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by such failure by the forfeiture of rights or defenses by reason of such failure. The Claim Notice shall describe the Third-Party Claim in reasonable detail (to the extent then known), shall include copies of all material written evidence thereof within the Indemnified Party’s possession (to the extent such Party is permitted to share such evidence), and shall indicate the estimated amount, if reasonably ascertainable or calculable at such time, of the Loss that has been or is expected to be sustained by the Indemnified Party. However, no Person shall be required pursuant to the foregoing to provide the Indemnifying Party with documents that are subject to confidentiality provisions that have not been duly waived or any documents or other information subject to attorney-client privilege or work-product doctrine. Each Party agrees to use commercially reasonable efforts to put in place such confidentiality agreements, joint defense agreements or other applicable mechanics to permit disclosure of information pursuant to this paragraph without waiving any attorney-client privilege or other legal privilege or contravening any applicable Laws.

(ii)              The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall reasonably cooperate in good faith in such defense. However, the Indemnifying Party will not have the right to conduct and control the defense, compromise and settlement of any Third-Party Claim (1) that alleges criminal conduct or involves criminal penalties, (2) if the imposition of an equitable remedy against any Indemnified Party is a claim for relief in such Third-Party Claim and such equitable remedy could reasonably be expected to materially adversely affect the Indemnified Party, or (3) if the Indemnified Party has been advised by counsel that an actual conflict exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third-Party Claim (the conditions set forth in clauses (1) through (3) are, collectively, the “Control Conditions”). In the event that the Indemnifying Party assumes the defense of any Third-Party Claim in accordance with the terms hereof, subject to Section 10.06(c), it shall have the right to, in consultation with the Indemnified Party, take such action as it determines is reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it (subject to the Indemnifying Party’s right to control the defense thereof to the extent permitted by this Section 10.06(a)), and the Indemnifying Party and its counsel shall consider in good faith any recommendations of the Indemnified Party and its legal counsel. If the Indemnifying Party elects not to defend such Third-Party Claim, one of the Control Conditions exists, the Indemnifying Party fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement (in any case within 15 Business Days after the Indemnifying Party has been provided notice of such Third-Party Claim), or the Indemnifying Party otherwise abandons or fails to diligently pursue the defense of a Third-Party Claim, the Indemnified Party may, subject to Section 10.06(c) and without waiving any rights against the Indemnifying Party, pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses (including reasonable attorneys’ fees) based upon, arising from or relating to such Third-Party Claim, and the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses); provided, however, that the Indemnifying Party shall have the right, at its own cost and expense, to participate in the defense of any such Third-Party Claim with counsel selected by it, and the Indemnified Party and its counsel shall consider in good faith any recommendations of the Indemnifying Party and its legal counsel. If the named parties in a Third-Party Claim include both the Indemnified Party and the Indemnifying Party and the Indemnified Party has been advised by legal counsel that there may be one or more material legal defenses available to it that are different from or additional to those available to the Indemnifying Party, any costs and expenses suffered or incurred by such Indemnified Party in connection with the defense of such Third-Party Claim shall be considered Losses for which the Indemnified Party may be entitled to indemnification under this Article X (provided that, in such situation, the Indemnified Party shall not be entitled to employ more than one law firm in any jurisdiction in any single Third-Party Claim).

(iii)            The Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. However, no Person shall be required pursuant to the foregoing to provide the other party with documents that are subject to confidentiality provisions that have not been duly waived or any documents or other information subject to attorney-client privilege or work-product doctrine. Each party agrees to use commercially reasonable efforts to put in place such confidentiality agreements, joint defense agreements or other applicable mechanics to permit disclosure of information pursuant to this paragraph without waiving any attorney-client privilege or other legal privilege or contravening any applicable Laws.

(c)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle or compromise any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as provided in this Section 10.06(c). If a firm offer is made to settle a Third-Party Claim (i) without leading to any liability (including an admission of guilt or any wrongdoing) or the creation of a financial or other obligation on the part of the Indemnified Party and (ii) provides, in customary form, for the irrevocable full, unconditional, and complete release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party may settle such Third-Party Claim upon written notice to that effect to the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 10.06(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(d)               Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by such failure by the forfeiture of rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (to the extent then known) and shall indicate the estimated amount, if reasonably ascertainable or calculable at such time, of the Loss that has been or is expected to be sustained by the Indemnified Party. However, no Person shall be required pursuant to the foregoing to provide the Indemnifying Party with documents that are subject to confidentiality provisions that have not been duly waived or any documents or other information subject to attorney-client privilege and work-product doctrine, unless the Indemnifying Party agrees in writing (reasonably acceptable to the applicable disclosing Person) to keep such documents confidential. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. Subject to the rules of discovery that may apply to such Proceeding, during such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access, upon reasonable advance notice (not less than 48 hours), during normal business hours, to the premises and personnel of the Company that are relevant to such Direct Claim and the right to examine and copy any relevant accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. However, no Indemnified Party shall be required to provide the Indemnifying Party with documents that are subject to confidentiality provisions that have not been duly waived or any documents or other information subject to attorney-client privilege or work-product doctrine unless the Indemnifying Party agrees in writing (reasonably acceptable to the applicable disclosing Person) to keep such documents confidential. If the Indemnifying Party does not so respond in writing to the Indemnified Party within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim for all purposes of this Agreement. If the Indemnifying Party disputes all or any part of such Direct Claim by providing written notice of such dispute to the Indemnified Party within such 30-day period, the Indemnified Party and the Indemnifying Party may first attempt to resolve such dispute through direct good faith negotiations if requested by either such party. If the parties cannot resolve such dispute within 20 days after the delivery of a request for direct negotiation, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.07      Recovery. Subject in each case to the limitations set forth in this Article X, any amount payable to any Indemnified Party pursuant to this Article X shall be satisfied as follows:

(a)               In the case of any amount payable to a Buyer Indemnitee, with respect to claims of Buyer Indemnitees:

(i)                 At the Seller’s discretion, such amount will be satisfied by (1) release and transfer of Indemnity Shares (valued at $10.50 per share) to Buyer, (2) set-off against any Earnout Shares (valued at $10.50 per share) that are then-earned and issuable to the Seller pursuant to Section 1.07, (3) the return and cancellation, for no consideration, of any other Buyer Ordinary Shares then held of record and beneficially by the Seller (valued at $10.50 per share), or (4) the payment of immediately available funds to Buyer (in United States Dollars, unless otherwise agreed in writing by the Buyer Indemnitee).

(ii)              If Indemnity Shares, Earnout Shares, or then-issued and outstanding Buyer Ordinary Shares held by the Seller are used to satisfy any of the Seller’s indemnification obligations hereunder, then, concurrently with the Seller’s election therefor, the Parties shall take all actions reasonably requested by the Buyer Indemnitees to effect the applicable release, transfer, return, and/or cancellation, including delivering such certificates and related transfer powers and providing any necessary instructions to the Escrow Agent. If any Buyer Indemnitee is entitled to indemnification from the Seller pursuant to this Agreement and the Seller elects to have such indemnification obligation satisfied by the release and transfer of Indemnity Shares, the Buyer Indemnitee may direct the Escrow Agent to release and transfer to Buyer (or its designee) the number of Indemnity Shares having an aggregate value on the date thereof equal to the amount owed to the Buyer Indemnitees pursuant to this Agreement in satisfaction of such claim, and the Seller shall take all actions reasonably requested by Buyer to effect such release and transfer.

(iii)            Any amount payable to Buyer Indemnitees under this Section 10.07(a) shall be made within five Business Days following such time as the amount payable has been agreed by the applicable Parties or has been fully and finally determined in accordance with this Agreement. If the Seller has elected to satisfy its indemnification obligations via a method that requires action on its part and it has not fully satisfied its obligations within this five-Business-Day period, Buyer may, in its sole discretion, take any action to recover the amount payable to it, including by setting off such amount against Earnout Shares or instructing the Escrow Agent to release and transfer to Buyer the appropriate number of Indemnity Shares.

(b)               In the case of any amount payable to a Seller Indemnitee, Buyer shall be required to pay all of the sums so due and owing to the Seller Indemnitees by wire transfer of immediately available funds within five Business Days following such time as the amount payable has been agreed by the applicable Parties or has been fully and finally determined in accordance with this Agreement.

10.08      Other Indemnification Matters.

(a)               No claim for indemnification may be asserted for any breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement beyond the applicable Survival Period for such representation, warranty, covenant, obligation or other agreement. However, if a Claim Notice is delivered in good faith before the expiration of the Survival Period for such representation, warranty, covenant, obligation or other agreement, such claim (as specified in good faith in the Claim Notice) shall survive until the final resolution of such claim, but only with respect to the specific claim specified in good faith in such Claim Notice.

(b)               Payments by or on behalf of an Indemnifying Party pursuant to this Article X in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received, and any indemnity, contribution or other similar payment received, by or on behalf of an Indemnified Party from a third party in respect of any such claim, or Tax benefits actually received to the extent received in the taxable year or three subsequent taxable years in which such Loss is incurred, in each case net of any actual costs and expenses incurred by the Indemnified Party in connection with pursuing such recovery, including any deductible or co-payment and any increases in insurance premiums paid by the Indemnified Party as a result of such recovery. For the avoidance of doubt, this Section 10.08(b) is not intended, and shall not be construed, to (i) require any Party to obtain or maintain insurance or any particular insurance, or (ii) alter any of the limitations on any Party’s liability hereunder, including those set forth in Section 10.04 and Section 10.05.

(c)               For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded (but, for the avoidance of doubt, the word “Material” as used in the defined term “Material Contract” shall be given effect for each instance where such defined term is used, and the term “Material Adverse Effect” shall not be disregarded for purposes of Section 5.06(a)).

(d)               Each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to this Agreement, including claims for breach of representation and breach of warranty (but excluding claims of Fraud (subject to the applicable limitations herein), and injunctive and provisional relief (including specific performance) to the extent available pursuant to the terms of this Agreement, including under Article XI) shall be pursuant to the indemnification provisions set forth in this Article X.

(e)               Each Party shall use its commercially reasonable efforts to mitigate any Loss for which it is entitled to indemnification pursuant to this Article X, including taking all reasonable commercial efforts to realize any insurance recovery. However, the costs of all reasonable, out-of-pocket costs and expenses suffered or incurred in connection with any efforts to mitigate indemnifiable Losses will be Losses subject to indemnification hereunder, whether or not such efforts are successful.

(f)                In no event shall any Indemnified Party be entitled to recover or make a claim for (i) any amounts in respect of, and in no event shall Losses be deemed to include indirect or consequential damages, including lost profits, loss of business opportunity, reputational damage, or claims by a Party’s shareholders against such Party, even if the Indemnifying Party has been advised of the possibility thereof or (ii) any loss, liability, damage or expense to the extent (A) included in the calculation of Funded Debt and that resulted in an adjustment to the Consideration or (B) such loss, liability, damage or expense has been presented to the Independent Auditor in accordance with Section 1.04 and the Independent Auditor has determined that no adjustment to the Consideration is required in respect thereof.

10.09      Tax Treatment of Indemnification Payments. Indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the final Closing Payment for Tax purposes, unless otherwise required by Law.

Article XI

TERMINATION

11.01      Termination. This Agreement may be terminated at any time before the Closing:

(a)               by mutual written consent of Buyer and the Seller;

(b)               by Buyer upon written notice to the Seller, if:

(i)                 there has been a violation or breach by the Seller or any Acquired Company of any covenant, agreement, obligation, representation, or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to complete the Closing set forth in Article VIII and (A) such violation or breach has not been waived by Buyer, (B) Buyer has provided written notice to the Seller of such violation or breach and its intent to terminate this Agreement pursuant to this Section 11.01(b)(i), and (C) to the extent such violation or breach is capable of being cured, the Seller or the Acquired Companies, as applicable, have not cured such violation or breach within 15 days (or by the End Date, if sooner) after receiving written notice thereof from Buyer; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 11.01(b)(i) if Buyer is then in violation or breach of any of its covenants, agreements, representations, or warranties set forth in this Agreement so as to cause any of the conditions set forth in Sections 9.01 or 9.02 not to be satisfied as of the Closing; or

(ii)              the transactions contemplated hereby have not been consummated by the End Date; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 11.01(b)(ii) if Buyer’s breach of this Agreement has directly caused the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date;

(c)               by the Seller upon written notice to Buyer, if:

(i)                 there has been a violation or breach by Buyer of any covenant, representation, or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Seller to complete the Closing set forth in Article IX and (A) such violation or breach has not been waived by the Seller, (B) the Seller has provided written notice to Buyer of such violation or breach and its intent to terminate this Agreement pursuant to this Section 11.01(c), and (C) to the extent such violation or breach is capable of being cured, Buyer has not cured such violation or breach within 15 days (or by the End Date, if sooner) after receiving written notice thereof from the Seller; provided, however, that the Seller will not be entitled to terminate this Agreement pursuant to this Section 11.01(c)(i) if there has been a Material Adverse Effect or if the Seller or any Acquired Company is then in violation or breach of any of its covenants, agreements, obligations, representations, or warranties set forth in this Agreement which has prevented or would prevent satisfaction of any condition to the obligations of Buyer set forth in Sections 8.01 or 8.02; or

(ii)              the transactions contemplated hereby have not been consummated by the End Date; provided, however, that the Seller will not be entitled to terminate this Agreement pursuant to this Section 11.01(c)(ii) if the Seller’s or the Acquired Companies’ breach of this Agreement has directly caused the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date; or

(d)               by either Buyer or the Seller, if any Governmental Authority has enacted, promulgated, issued, entered, or enforced any injunction, judgment, Order, or ruling permanently enjoining, restraining, or prohibiting the transactions contemplated by this Agreement, which has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 11.01(d) will not be available to any Party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such injunction, judgment, Order, or ruling.

The Party desiring to terminate this Agreement pursuant to Section 11.01 shall deliver a written notice of such termination to the other Parties specifying the provision hereof pursuant to which such termination is made and the basis for such termination.

11.02      Effect of Termination. If any Party validly terminates this Agreement pursuant to Section 11.01, all rights and obligations of the Parties hereunder will terminate without any liability of any Party to any other Party (other than liability of the Seller or the Company to Buyer for any intentional and willful breach of this Agreement by such Party occurring before termination), except that this Article XI, Article XII, and all related defined terms set forth in Exhibit A will survive the termination of this Agreement as applicable and in accordance with their terms.

Article XII

GENERAL PROVISIONS

12.01      Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, on the date of transmission by e-mail if sent during normal business hours or the next succeeding Business Day if sent outside of normal business hours (provided that the sender does not receive any “bounceback” or similar automatic message providing that such email could not be transmitted), one day after deposit with Federal Express or similar overnight courier service, or three days after being mailed by first class mail, return receipt requested. Notices, demands, and communications to the Parties will, unless another address is specified in writing as contemplated below, be sent to the addresses indicated below:

(a)               if to Buyer to:

Globis Acquisition Corp.

7100 W. Camino Real, Suite 302-48

Boca Raton, Florida 33433

Attention: Paul Packer

Email: paul@globiscapital.com

with a copy to (which notice will not constitute notice):

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, New York 10017

Attention: Mark Selinger and Harold Davidson

Email: mselinger@mwe.com and hdavidson@mwe.com

(b)               if to the Seller or the Company, to:

Lighthouse Capital Limited

Madison Building

MidTown, Queensway

Gibraltar GX11 1AA

Attention: Shlomo Wahnon

Email: swahnon@forafric.com

with a copy to (which notice will not constitute notice):

Hassans International Law Firm Limited

Madison Building

Midtown, Queensway

Gibraltar, GX11 1AA

Attention: Isaac Levy

Email: Isaac.levy@hassans.gi

The Parties may change the addresses and Persons designated to receive notices pursuant to this Section 12.01 and Section 12.10 by sending written notice of such change in accordance with this Section.

12.02      Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits attached hereto), the Related Agreements, and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter. The Disclosure Schedule and Exhibits constitute a part hereof as though set forth in full above.

12.03      Severability. The unenforceability or invalidity of any provision of this Agreement will not affect the enforceability or validity of any other provision. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced under applicable Law, then the Parties agree that this Agreement will be reformed, construed, and enforced to the extent required under applicable Law to best give effect to the intent of the Parties under this Agreement, and, to the extent necessary, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to carry out the original intent of the Parties as closely as possible.

12.04      Expenses. Except as otherwise provided herein (including in the definition of Transaction Expenses), the Parties will pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

12.05      Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by each of the Seller and Buyer. No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor will any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement will be deemed to be an extension of the time for performance of any other obligations or any other acts. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

12.06      Beneficiaries; Assignment. Except as set forth in Section 6.12, Section 7.02 and Article X, nothing expressed or implied in this Agreement will be construed to give any third-party Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by a Party without the prior written consent of the other Parties.

12.07      Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each of which will be an original but all of which together will constitute one and the same instrument.

12.08      Interpretation; Disclosure Schedule. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference will be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” is disjunctive but will not necessarily be exclusive. All references to statutes or related regulations will include all amendments of the same and any successor or replacement statutes and regulations and all references to any Person will be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person). The Disclosure Schedule (and any updated Disclosure Schedule) is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The headings contained herein and on the Disclosure Schedule are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule. All terms defined in this Agreement will have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular will have a comparable meaning when used in the plural, and vice versa. Words of one gender shall be deemed to include the other gender as the context requires. All references to “$” in this Agreement will be deemed references to United States dollars. Any item or matter required to be disclosed on a particular Disclosure Schedule will be deemed to have been disclosed where required by the terms of this Agreement for any other Disclosure Schedule only to the extent the applicability of such disclosure to such other section of the Disclosure Schedule is reasonably apparent on its face. Except as specifically provided in this Agreement, the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such items so included are or are not required to be disclosed. The information contained in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or warranty, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto. All financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP (including, as applicable, consistent with the Accounting Principles). When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If a number of Business Days is specified and the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

12.09      Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York (except that the Laws of Gibraltar and the Laws of the State of Nevada shall also apply to the Redomiciliation).

12.10      Arbitration, Forum Selection and Consent to Jurisdiction.

(a)               The Parties will in good faith endeavor to resolve any dispute regarding the provisions of this Agreement or the interpretation, breach, or termination thereof (other than pursuant to Section 1.04), amicably, through dialog and cooperation, and shall initially submit such dispute to a representative of the Buyer Committee and a senior representative of the Seller. The Parties will submit any such dispute that is not resolved within 10 Business Days to expedited binding arbitration in London in accordance with the rules and procedures (the “LCIA Rules”) of the London Court of International Arbitration (“LCIA”) before a panel of three arbitrators who shall all be experienced attorneys; provided, however, that if the matter in dispute is less than $1,000,000, it shall be submitted to a single arbitrator who shall be an experienced attorney. If there are to be three arbitrators, each of the two subject Parties will nominate an arbitrator in their Request for Arbitration and Response, and the two arbitrators nominated by the Parties will in turn nominate a presiding arbitrator within 10 Business Days of their appointment by the LCIA. The Parties agree to waive the nationality rules contained in the LCIA Rules. If not mutually agreed upon within 10 Business Days after any such submission to arbitration, the arbitrator(s) shall be selected by the LCIA according to LCIA Rules. The arbitrator(s) shall be vested with determining all matters relating to, arising out of, and surrounding any such dispute, including the enforceability and scope of this arbitration clause, and the decision of the arbitrator(s) shall be binding of the Parties and unappealable. The Parties may exercise reasonable discovery rights and the arbitrator(s) shall be instructed to follow New York substantive and procedural law (without reference to conflicts of laws principles) in deciding the dispute. The reasonable costs and expenses of such arbitration shall be subject to allocation in the award of the arbitrator(s), including reasonable attorneys’ costs and fees and other costs of the arbitration, as the arbitrator(s) deem just and reasonable. Judgment upon the award may be entered in the Designated Courts and any other court having jurisdiction thereof. This provision is self-executing, and if either Party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such Party notwithstanding said failure to appear. The language of the arbitration shall be English. If there is any inconsistency or conflict between the terms and conditions of this Agreement and the LCIA Rules, the terms in this Agreement will govern.

(b)               With exception of actions for enforcement (if any), the Senior Courts of England and Wales (the “Designated Courts”) shall have exclusive supervisory jurisdiction over any arbitration pursuant to this Agreement and the Parties irrevocably and unconditionally submit to accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Proceeding. Each Party agrees that service of any process, summons, notice or document by registered mail addressed to such Party in accordance with Section 12.01 will be effective service of process for any Proceeding brought against such Party in any such court. Buyer hereby designates the Persons listed in Section 12.01(a) to whom notice may be given on behalf of Buyer as its true and lawful agent upon whom may be served any lawful process in any Proceeding instituted by or on behalf of the Seller. The Seller and the Company each hereby designates the individual listed in Section 12.01(b) to whom notice may be given on behalf of such Party as its true and lawful agent upon whom may be served any lawful process in any Proceeding instituted by or on behalf of Buyer. Each Party further agrees that all of the provisions of Section 12.16 relating to waiver of jury trial will apply to any Proceeding referred to in this Section 12.10(b).

(c)               In addition, each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any Proceeding in aid of or to enforce or vacate any arbitration proceeding arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Proceedings brought in the Designated Courts have been brought in an inconvenient forum. The prevailing Party in any such Proceedings shall be entitled to the costs and expenses of such Proceeding, including reasonable attorney’s fees. To the extent necessary, the Parties may file in other courts of competent jurisdiction an action to enforce an arbitration award in order to obtain compliance with this Section 12.10.

12.11      Specific Performance.

(a)               The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, subject to Section 11.02, Section 12.11(a), and the other provisions of this Section 12.11, the Parties shall be entitled to specific performance of such provisions, in addition to any other remedy at law or in equity.

(b)               Subject to the other applicable provisions of this Agreement, the Parties further agree that (i) by seeking the remedies provided for in this Section 12.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages), and (ii) nothing set forth in this Section 12.11 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.11 (before or as a condition to exercising any termination right under Article XI (and pursuing damages after such termination)), nor shall the commencement of any Proceeding pursuant to this Section 12.11 or anything set forth in this Section 12.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article XI or pursue any other remedies under this Agreement that may be available then or thereafter to the extent permitted herein.

12.12      Arm’s-Length Negotiations. Each Party herein expressly represents and warrants to the other Parties that, before executing this Agreement, such Party has fully informed itself of the terms, contents, conditions and effects of this Agreement and such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s-length negotiations conducted by and among the Parties and their respective counsel. This Agreement will be deemed drafted jointly by the Parties and nothing will be construed against one Party or another as the drafting Party.

12.13      Confidentiality; Publicity. Except as may be required by Law, or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates and Representatives will disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party; provided, however, that (a) the Seller and its respective Affiliates, and Buyer and its Affiliates, will be permitted to disclose such information to its respective Representatives, members, partners, equity holders, or current or prospective investors, and lenders participating in the Convertible Bonds, (b) in connection with the PIPE Investment, Buyer shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, (c) the Parties and their respective Affiliates will be permitted to disclose and use such confidential information in connection with enforcing their rights and fulfilling their obligations under this Agreement or any other agreement entered into in connection with this Agreement, and (d) subject to the following sentence, as required (on the advice of counsel) by applicable Law, Orders, or the rules of any applicable national securities exchange. Except as permitted by the preceding sentence, no press release or public announcement related to this Agreement or the transactions contemplated herein, or before the Closing, any other announcement or communication to the employees, customers, or suppliers of the Acquired Companies, will be issued or made by any Party without the approval of the Seller (in the case of Buyer) or Buyer (in the case of any other Party) unless required by Law, Order, or the rules of any national securities exchange (on the advice of counsel) in which case the Party with such otherwise-applicable approval right will have the right to review such press release, announcement, or communication before its issuance, distribution, or publication and consult with the other Party with respect thereto.

12.14      Made Available. With respect to all materials that are described as having been made available, provided, furnished, or delivered to Buyer, such materials will be deemed to have been made available, provided, furnished, or delivered to Buyer if Buyer and its Representatives and agents have been granted access to the Data Room in which such materials were available to each such Person at least two Business Days before the Signing Date and continuously available through the Signing Date as evidenced by a download of all of the materials in such Data Room as of approximately 12:00 p.m. (eastern time) on the Signing Date as delivered to Buyer pursuant to Section 2.03(g).

12.15      Electronic Delivery. This Agreement (including the Disclosure Schedule, Exhibits, and Schedules attached hereto), the Related Agreements, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a portable document format (.pdf), or similar reproduction of such signed writing using electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or thereto, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party to this Agreement or to any such agreement or instrument will raise the use of an electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of a Contract and each such party forever waives any such defense.

12.16      WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DESCRIBED IN SECTION 12.10. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16. A COPY OF THIS SECTION 12.16 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

12.17      Trust Account Waiver. The Company and the Seller each acknowledges that Buyer is a blank check company with the powers and privileges to effect the transactions contemplated by this Agreement. The Company and the Seller each further acknowledges that, as described in the prospectus dated December 10, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Buyer’s assets consist of the cash proceeds of Buyer’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public offering, and substantially all of those proceeds have been deposited in a trust account for the benefit of Buyer, certain of its public stockholders, and the underwriters of Buyer’s initial public offering (the “Trust Account”). The Company and the Seller each acknowledges that it has been advised by Buyer that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in the Prospectus and in accordance with the trust agreement governing the Trust account (the “Trust Agreement”). For and in consideration of Buyer entering into this Agreement, the Company and the Seller each hereby agrees that each does not have any right, title, interest or claim of any kind in or to any monies or other assets in the Trust Account (a “Claim”) and hereby irrevocably waives any Claim it has or may have in the future as a result of, or arising out of, any negotiations, transactions, or Contracts with Buyer and will not seek recourse against the Trust Account for any reason whatsoever. Notwithstanding the foregoing, nothing herein shall prohibit the Company’s right to pursue claims for specific performance to cause the disbursement of the balance of cash remaining in the Trust Account following the Closing (after giving effect to the Buyer Share Redemptions in accordance with the Prospectus).

12.18      Conflicts and Privilege. Each of the Parties hereby agrees that, if a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of Buyer or the Sponsor or any of their respective directors, members, partners, officers, employees, or Affiliates (other than Buyer, the Acquired Companies, or the Seller) (collectively, the “Sponsor Group”), on the one hand, and (y) Buyer, any of the Acquired Companies, or the Seller, on the other hand, any legal counsel, including McDermott Will & Emery LLP, that represented Buyer or the Sponsor before the Closing may represent the Sponsor and/or any other member of the Sponsor Group in such dispute even though the interests of such Persons may be directly adverse to Buyer, any of the Acquired Companies, or the Seller, and even though such counsel may have represented Buyer, the Sponsor, or any other member of the Sponsor Group in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, any of the Acquired Companies, the Seller, the Sponsor or any other member of the Sponsor Group. Each of the Parties, on behalf of their respective successors and assigns, further agrees that, as to all legally privileged communications before the Closing (made in connection with the negotiation, preparation, execution, delivery, and performance under, or any dispute arising out of or relating to, this Agreement or the transactions contemplated hereby) between or among Buyer, the Sponsor and/or any other member of the Sponsor Group, on the one hand, and McDermott Will & Emery LLP, on the other hand, the attorney-client privilege and the expectation of client confidence will survive the Closing and belong exclusively to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by Buyer, any of the Acquired Companies, or the Seller. In addition, the Parties further agree that McDermott Will & Emery LLP will be permitted to represent the Buyer Committee contemplated by Section 1.11 in connection with the taking of any necessary action and the making of any necessary decision on behalf of Buyer as contemplated by Section 1.11.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

The Parties have duly executed and delivered this Agreement as of the Signing Date.

BUYER:

GLOBIS ACQUISITION CORP.

By:	/s/ Paul Packer
Name:	Paul Packer
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

The Parties have duly executed and delivered this Agreement as of the Signing Date.

SELLER:

LIGHTHOUSE CAPITAL LIMITED

By:	/s/ Mesod Bengio
Name:	Mesod Bengio
Title:	Director

COMPANY:

FORAFRIC AGRO HOLDINGS LIMITED

By:	/s/ Saad Bendidi
Name:	Saad Bendidi
Title:	Chairman

[Signature Page to Securities Purchase Agreement]

Exhibit A

Definitions

As used herein, the following terms will have the following meanings:

“AAA” has the meaning set forth in Section 1.04.

“Accounting Principles” means GAAP, or, if applicable, IFRS.

“Acquired Companies” means the Company; Forafric Agro Industries Limited, a Mauritius limited company; Forafric PT, a Portugal company; Trigola, an Angola company; Forafric Maroc SA, a Moroccan company; MDS Burkina, a Burkina Faso company; MDS Mali, a Mali company; MDS Côte d’Ivoire, a Côte d’Ivoire company; MDS Benin, a Benin company; MDA Guinea Bissau, a Guinea-Bissau company; MDS Niger (f/k/a GMT Niger), a Niger company; and the Moroccan Subsidiaries.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, or of any material assets of, the Acquired Companies (excluding sales of assets in the Ordinary Course of Business), (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, any of the Equity Securities of the Acquired Companies, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of the Acquired Companies or involving the Acquired Companies or any material assets of the Acquired Companies; in each case, other than the transactions contemplated by the Agreement.

“Additional Cash Consideration” has the meaning set forth in Section 1.02(c).

“Additional Closing Shares” has the meaning set forth in Section 1.02(c).

“Additional Filings” has the meaning set forth in Section 6.03(c).

“Adjusted EBITDA” means, with respect to Buyer and its Subsidiaries, net income plus net interest, income taxes, depreciation, and amortization, as further adjusted to exclude Transaction Expenses, stock-based compensation, and other one-time charges, if any.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person whether through the ownership of voting securities, Contract, or otherwise. With respect to any natural person, the term “Affiliate” shall also mean (i) the spouse, children, parents and siblings of such Person, and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (ii) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (iii) any Person controlled by or under common control with any of the Persons described in clauses (i) or (ii) of this definition.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” means the anti-bribery provisions of all applicable anti-corruption and bribery Laws (including, as applicable, the Foreign Corrupt Practices Act of 1977, U.K. Bribery Act 2010, the Crimes Act 2011 of Gibraltar, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all Laws related to the prevention of money laundering, including, as applicable, the U.S. Money Laundering Control Act of 1986, the U.S. Currency and Foreign Transactions Reporting Act of 1970, the Proceeds of Crime Act 2015 of Gibraltar, and similar Laws in other applicable jurisdictions.

“Antitrust Conditions” has the meaning set forth in Section 6.03(b).

“Audited Financial Statements” has the meaning set forth in Section 5.04.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.03.

“Base Cash Consideration” has the meaning set forth in Section 1.02(a).

“Business” means the business currently operated by the Acquired Companies, or as expanded as of the Closing, including the business of purchasing, storing, milling, processing, developing, marketing selling, and distributing wheat flour, durum wheat flour, semolina flour, pasta, couscous, and other related foodstuff materials and products.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York or Gibraltar are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Committee” has the meaning set forth in Section 1.11.

“Buyer ESOP” has the meaning set forth in Section 6.10.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 3.01 (Status), Section 3.02 (Power and Authority), Section 3.03 (Enforceability), and Section 3.05 (No Brokers).

“Buyer Gibraltar Warrant” means a warrant to purchase one Buyer Ordinary Share at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Buyer Indemnitees” has the meaning set forth in Section 10.02.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform all of its obligations hereunder.

“Buyer Ordinary Share” has the meaning set forth in Section 1.12(c).

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“Buyer Redomiciliation Documents” means (i) the Articles of Conversion to be filed by Buyer with the Secretary of State of the State of Nevada, which shall include reduction of the par value of Buyer’s shares of common stock to $0.001 per share, (ii) an application (Form 442A) to the Gibraltar Companies Registry House (Gibraltar) Limited (Form 442A) (including the Gibraltar Articles, which shall continue to be in force as at the Closing) together with other documents required to be appended to the said Form 442A, and (iii) a notice of cessation (Form 442D) filed with the Companies House (Gibraltar) Limited together with the documents required to be filed therewith confirming that Buyer has ceased to be a company domiciled in Nevada. The provisions of the Buyer Redomiciliation Documents shall be in the form and substance reasonably acceptable to the Seller.

“Buyer SEC Filings” has the meaning set forth in Section 3.07.

“Buyer Share Redemption” means the election, in connection with obtaining the Required Vote, of an eligible (as determined in accordance with Buyer’s Organizational Documents as in effect on the Signing Date) stockholder of Buyer to have all or a portion of the shares of common stock of Buyer held by such stockholder redeemed by Buyer, on the terms and subject to the limitations and conditions set forth in Buyer’s Organizational Documents.

“Buyer Stockholders” has the meaning set forth in Section 6.10.

“Buyer Stockholders’ Meeting” has the meaning set forth in Section 6.10.

“Buyer Trading Price” means the last sales price of the Buyer Ordinary Shares as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Buyer Units” means the units of Buyer consisting of one share of common stock of Buyer and one Buyer Warrant.

“Buyer Warrant” means a warrant to purchase one share of common stock of Buyer at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Cap” has the meaning set forth in Section 10.04(b).

“Claim” has the meaning set forth in Section 12.17.

“Claim Notice” has the meaning set forth in Section 10.06(b)(i).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Payment” has the meaning set forth in Section 1.02(a).

“Closing Statement” has the meaning set forth in Section 1.04(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” has the meaning set forth in the Recitals.

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“Companies Regulations” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company ESOP” means the Forafric 2021 Long Term Employee Share Incentive Plan, adopted June 22, 2021, as in effect on the Signing Date and made available to Buyer.

“Competition Laws” means any antitrust or competition related applicable Laws intended to prevent market distortion caused by anti-competitive practices.

“Consideration” has the meaning set forth in Section 1.02(a).

“Contract” means any contract, agreement, lease, license, indenture, note, bond, mortgage, loan, instrument, commitment, or other arrangement or understanding (in each case whether written or oral). Unless otherwise specifically stated or the context otherwise requires, “Contract” shall not include an agreement that has been fully performed by all Persons party thereto and under which no Person party thereto has any continuing obligations thereunder.

“Control Conditions” has the meaning set forth in Section 10.06(b).

“Convertible Bonds” has the meaning set forth in the Recitals.

“Data Room” means the “FORAFRIC” data room accessible to Buyer and its applicable Representatives at https://www2.idealsvdr.com/v3/forafric/.

“Deductible” has the meaning set forth in Section 10.04(a).

“Designated Courts” has the meaning set forth in Section 12.10(b).

“Direct Claim” has the meaning set forth in Section 10.06(d).

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to Buyer on the Signing Date regarding certain exceptions to the representations and warranties in Article IV and Article V hereof.

“Earnout Dispute” has the meaning set forth in Section 1.07(c).

“Earnout Objections Statement” has the meaning set forth in Section 1.07(c).

“Earnout Shares” has the meaning set forth in Section 1.07.

“Earnout Statement” has the meaning set forth in Section 1.07(c).

“Effective Time” has the meaning set forth in Section 2.01.

“Elbaz Consultancy Amendment” means an amendment to the Consultancy Agreement by and between the Company and Michael Elbaz that reduces the annual compensation to Michael Elbaz thereunder to not more than $120,000 per annum.

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“Employees” has the meaning set forth in Section 5.12(a).

“End Date” has the meaning set forth in Section 6.03(b).

“Environmental Laws” means all Laws enacted and in effect on or before the Closing Date concerning pollution, protection of the environment, wildlife, or natural resources, or protection of human health and safety (with respect to exposure to Hazardous Materials), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any Hazardous Materials.

“Environmental Permits” means all Permits required under any Environmental Law.

“Equity Securities” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock or shares comprising issued share capital, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (including any phantom equity or similar rights), (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“Escrow Agent” means VStock Transfer, LLC.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, Buyer, and the Seller, in substantially the form as attached hereto as Exhibit D.

“Estimated Closing Payment” has the meaning set forth in Section 1.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Expense Invoices” has the meaning set forth in Section 2.03(d).

“Financial Statements” has the meaning set forth in Section 5.04.

“Fraud” means common law fraud under the Laws of the State of Delaware relating to any of the representations or warranties set forth in this Agreement.

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“Funded Debt” means, without duplication, all obligations of the Acquired Companies as to (a) indebtedness for money borrowed by the Acquired Companies, (b) letters of credit, bankers’ acceptances, or performance bonds, in each case in the amount that the Acquired Companies would be required to pay if drawn or called, (c) capital leases (determined in accordance with GAAP), (d) conditional sale or other title retention agreement with respect to property acquired by any Acquired Company, (e) obligations to secure all or part of the purchase price of any property, business, assets, or services (including seller notes, earn-out payments, purchase price adjustments, deferred compensation or similar obligations), (f) any interest rate, currency, or other hedging or swap Contract, (g) obligations secured by a Lien on the property or assets of any Acquired Company, (h) unpaid Tax liabilities with respect to any Pre-Closing Period (which shall not be less than zero in any jurisdiction and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax), (i) deferred revenue arising from cash payments received in respect of services that have not yet been performed or goods that have not yet been delivered, (j) amounts payable by any Acquired Company to any Affiliate (other than the Company or any Subsidiary), including any management, advisory, or similar fees, (k) director, manager, or similar fees payable to any directors, managers, or their equivalent, (l) fees, costs, and expenses (including fees, costs, and expenses of legal counsel, investment bankers, brokers, financial advisors, accountants, or other representatives and consultants) incurred by the Acquired Companies in connection with past acquisitions, (m) interest, fees, penalties, premiums, breakage costs, and other expenses, amounts, or payments owed with respect to indebtedness described in any of the foregoing clauses, and (n) all indebtedness referred to in the foregoing clauses of any Person other than the Acquired Companies that is directly or indirectly guaranteed by the Acquired Companies or for which any Acquired Company is liable, directly or indirectly, as obligator, surety, or otherwise.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Gibraltar Articles” has the meaning set forth in the Recitals.

“Gibraltar Charter” has the meaning set forth in the Recitals.

“Governmental Authority” means any national, federal, state, provincial, or local governmental or regulatory commission, board, bureau, agency, department, instrumentality, court, or regulatory or administrative body, or any other similar body or organization exercising governmental or quasi-governmental power or authority, including any arbitrator or arbitral body (whether public or private).

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, a waste, pollutant or contaminant, or words of similar import or regulatory effect under Environmental Laws, or that is regulated or could give rise to liability under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“IFRS” means the English language version of the International Financial Reporting Standards in effect from time to time as issued by the International Accounting Standards Board.

“Indebtedness Holders” has the meaning set forth in Section 2.03(c).

“Indemnified Party” has the meaning set forth in Section 10.06(a).

“Indemnifying Party” has the meaning set forth in Section 10.06(a).

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“Indemnity Shares” means 755,000 Buyer Ordinary Shares.

“Independent Auditor” has the meaning set forth in Section 1.04.

“Independent Contractors” has the meaning set forth in Section 5.12(b).

“Insurance Policies” has the meaning set forth in Section 5.15.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all copyrights, works of authorship, and other copyrightable subject matter (including advertising and promotional materials, catalogs, logo designs, software, data compilations, and website content), whether registered or unregistered, and whether or not published, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, and all registrations, applications, and renewals in connection with any of the foregoing; (b) patents, utility models and, industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (c) trademarks, trade names, corporate and business names (including social media usernames or handles), trade styles, logos, slogans, trade dress, product designations, service marks, and Internet domain names, in each case, together with all goodwill associated therewith, and all applications, registrations, and renewals related to any of the foregoing; (d) all trade secrets, know-how, confidential information, inventions and discoveries, ideas, processes, proprietary information, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law (together, “Proprietary Information”); (e) all computer software, including all source code, object or executable code, firmware, software algorithms, software tool sets, compilers, software models and methodologies, development tools, data files, data management and collection tools and related specifications and documentation; (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology,.

“Key Employees” means Saad Bendidi, Julien Benitah, Oury Marciano, Musapha Jamaleddine, Mustapha Ghazali, and Johan Elbaz.

“Knowledge” when used to qualify any representation or warranty, means that such Party has no knowledge that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, the “knowledge” of the Seller means the knowledge of the Key Employees, and the “knowledge” of Buyer means the knowledge of Paul Packer, in each case after due inquiry and assuming the reasonable discharge of such Person’s professional duties. For avoidance of doubt, the limitation of the “knowledge” of Buyer to the knowledge of Paul Packer is applicable solely with respect to the representations and warranties of Buyer made in Article III and for no other purpose.

“Latest Balance Sheet Date” has the meaning set forth in Section 5.04.

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“Law” means any Order, constitution, law (including common law), ordinance, rule, decree, code, regulation, statute, treaty, or other requirement or rule of law or any Governmental Authority.

“LCIA” has the meaning set forth in Section 12.10(a)12.10.

“LCIA Rules” has the meaning set forth in Section 12.10(a).

“Leased Real Property” has the meaning set forth in Section 5.09(b).

“Lien” means any interest or equity of any Person (including any option, right to acquire, right of pre-emption, right of first refusal or first offer, right of conversion, title retention, or right of set-off) and any lien, charge, debenture, mortgage, deed of trust, pledge, security interest, enforceable seizure, assignment, hypothecation, attachment, adverse claim, voting trust or similar Contract, transfer restriction, option, right of first refusal or first offer, easement, encroachment, title defect, or other encumbrance, priority, security agreement, security interest or arrangement or restriction of any kind (other than restrictions on transfer generally arising under federal and state securities Laws or restrictions contained in Organizational Documents).

“Loan Termination Agreements” means the loan termination agreements in form and substance mutually acceptable to Buyer and each lender of the Company party thereto, pursuant to which the Related-Party Loans will be cancelled in exchange for the issuance, at the Closing, of Buyer Ordinary Shares valued at $10.50 per Buyer Ordinary Share.

“Lookback Date” means June 30, 2019.

“Loss” means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine, imposition, judgment (including any interest thereon), or other loss or out-of-pocket expense (including out-of-pocket reasonable attorneys’ and other professionals’ fees, but excluding any punitive or exemplary damages unless actually paid to a third party).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that was, is, or would reasonably be expected to be materially adverse to the results of operations, condition (financial or otherwise), Business, or assets or liabilities of the Acquired Companies, taken as a whole; provided that any adverse change, effect, event, occurrence, state of facts or development attributable to the following will not constitute, and will not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes in conditions generally affecting the economy as a whole or the capital, credit or financial markets in general or the markets in which the Acquired Companies operate, including changes in interest rates; (b) any change in accounting requirements or principles or any change in applicable Laws (including IFRS or GAAP) or the interpretation thereof by a Governmental Authority; (c) actions required to be taken under applicable Laws; (d) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism; (e) changes in political or social conditions, including, any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, political instability, epidemic or pandemic (including, before the Signing Date, the COVID-19 pandemic), or any worsening of any of the foregoing, whether or not occurring or commenced before or after the Signing Date; (f) changes in the markets in which the Acquired Companies operate, including changes in the cost of raw materials or other inputs or in the generally available selling prices for products produced by them; or (g) the failure by the Acquired Companies to meet any projections, estimates or budgets (but not the underlying cause or event of such failure to meet any internal projection or forecast if the same would otherwise constitute a Material Adverse Effect); provided, further, that any change, effect, event, occurrence, state of facts or development described in clauses (a) through (f) above will not be precluded from being or having, or taken into account in determining whether there has been or will be, a “Material Adverse Effect” if it disproportionately adversely impacts the Acquired Companies when compared to other similarly situated businesses.

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“Material Contracts” has the meaning set forth in Section 5.17(a).

“Minimum Claim Threshold” has the meaning set forth in Section 10.04(a).

“Moroccan Subsidiaries” means Forafric Maroc SA’s Subsidiaries, i.e., Hanylak SA; Ojipar SA; Finaseed SARLAU; Cerelis SARL; Les Grands Moulins du Tensift SA; Forafric SA; Les Grandes Semouleries de Safi SA; Arzak SA; Ladis SA; Finalog SA; Les Grands Moulins d’Essaouira SA; Maymouna Food SA; Les Grandes Semouleries du Maroc SA; TANGERMILL SARLAU; La Méditerranée des Aromes SA; Tria Group SA; Maymouna Grain SA; Prodela; Makhazine Rhamna SA; Multimix SARL; Selimport SARL; Prodiam’s SARL ; and Domaine Azam Chtouka SARL.

“Morocco Competition Law” means Law No. 104-12 of June 30, 2014 (Dahir No. 1-14-116) and its enforcement decree No. 2-14-652 of December 1, 2014 and Law No. 20-13 of June 30, 2014 (Dahir No. 1-14-117) and its enforcement Decree No. 2-15-109 of June 4, 2015.

“Negative Adjustment Amount” has the meaning set forth in Section 1.06(b).

“Negotiation Period” has the meaning set forth in Section 1.04.

“Nevada Act” has the meaning set forth in the Recitals.

“New Subsidiary” has the meaning set forth in the Recitals.

“Objection Date Deadline” has the meaning set forth in Section 1.04.

“Objection Disputes” has the meaning set forth in Section 1.04.

“Objection Statement” has the meaning set forth in Section 1.04.

“Order” means any order, judgment, injunction, decree, ruling, decision, binding determination, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority or arbitrator (whether public or private).

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“Ordinary Course of Business” means an action taken by or on behalf of a Person that is recurring in nature, is consistent (including with respect to frequency and magnitude) with the past practices of such Person and is taken in the ordinary course of the operations of such Person.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws (or equivalent documents, including memorandum and articles of association); (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity (including the limited liability company agreement of any limited liability company); and (c) any amendment, supplement, or other modification to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 5.095.09(d).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 1.02(d)(iii).

“Permits” means all licenses, certificates, accreditations, clearances, permits, franchises, approvals, authorizations, registrations, consents or Orders of, or filings with, or notifications to, any Governmental Authority.

“Permitted Debt” means (i) the Convertible Bonds (provided that any Contracts relating thereto must be in a form acceptable to Buyer and may not be amended or modified in any respect without Buyer’s prior written consent), (ii) up to $70,000,000, in the aggregate, under lines of credit for general working capital purposes (and including for such purposes payables to the extent of the Company’s cash or availability under such credit lines), and (iii) up to $70,000,000, in the aggregate, under lines of credit that are supported by the Acquired Companies’ wheat inventory (the “Wheat Supported Debt Facility”) (provided that, in consultation with Buyer, if so required by Buyer the Company must, and must cause each other Acquired Company to, use reasonable efforts, in a manner reasonably satisfactory to Buyer, to replace all such inventory-supported lines of credit with commercially reasonable payment arrangements with the Acquired Companies’ existing wheat suppliers).

“Permitted Liens” means: (a) Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Companies and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Companies and for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business or the value of the Leased Real Property, (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (f) purchase money Liens and Liens securing rental payments under capital lease Contracts that have been made available to Buyer and which do not interfere in any material respect with the present use of the affected parcels.

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“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority, or other entity, of whatever nature.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” means the aggregate gross purchase price received by Buyer before or substantially concurrently with the Closing in respect of all of the PIPE Shares, at the applicable purchase price per PIPE Share of not less than $10.50 (without Seller’s prior written consent) as set forth in the Subscription Agreements.

“PIPE Investor” means any investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PIPE Share” means any Buyer Ordinary Share purchased in the PIPE Investment.

“Plans” has the meaning set forth in Section 5.13(a).

“Positive Adjustment Amount” has the meaning set forth in Section 1.06(a).

“Pre-Closing Merger” has the meaning set forth in the Recitals.

“Pre-Closing Period” has the meaning set forth in the preamble to Article VI.

“Pre-Closing Statement” has the meaning set forth in Section 1.03.

“Proceeding” means any action, claim, suit, charge, grievance, complaint, litigation, arbitration or mediation, inquiry, investigation, audit, proceeding (including any civil, criminal, administrative, or appellate proceeding), prosecution, or hearing.

“Prospectus” has the meaning set forth in Section 12.17.

“Proxy Statement” means the proxy statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement.

“Proxy Statement/Registration Statement” has the meaning set forth in Section 6.03(c).

“Purchased Securities” has the meaning set forth in the Recitals.

“Real Property” has the meaning set forth in Section 5.095.09(d).

“Real Property Leases” has the meaning set forth in Section 5.09(b).

“Redomiciliation” has the meaning set forth in Section 1.12(a).

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“Redomiciliation Application” has the meaning set forth in Section 1.12(a).

“Redomiciliation Condition” has the meaning set forth in Section 8.09.

“Redomiciliation Effective Time” has the meaning set forth in Section 1.12(a).

“Registered Intellectual Property” has the meaning set forth in Section 5.18(a).

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Buyer under the Securities Act with respect to the Buyer Ordinary Shares and the Buyer Gibraltar Warrants.

“Related Agreements” means the assignment of Purchased Securities, the Escrow Agreement, the Seller Lockup Agreement, the Sponsor Lockup Agreement, and each of the other documents, certificates, and instruments to be delivered hereunder or thereunder.

“Related-Party Loans” means the loans made to the Company by the Seller, Lighthouse Settlement (the shareholder of the Seller), Yariv Elbaz, and Michael Elbaz, in the amounts of $673,124, $6,631,951, $2,942,233 and $4,926,915, respectively; provided, however, that solely for general working capital purposes, following the date hereof but prior to the Closing Date, the Company shall be permitted, upon prior written notice to Buyer detailing the need for such additional loans, to incur additional loans from the Seller, the shareholder of the Seller or any Subsidiary of the shareholder of the Seller (other than the Acquired Companies), Lighthouse Settlement, Yariv Elbaz, and Michael Elbaz in an amount not to exceed $20,000,000.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching, or migration in the indoor or outdoor environment, including movement through or in the air, soil, surface water, ground water, property, or other environmental media.

“Remaining Cash” means the sum (after paying all applicable transaction-related expenses of Buyer, the Seller, and the Acquired Companies, including all Transaction Expenses, the costs of the Escrow Agent, and the costs of any filing fees under any applicable Competition Laws) of (i) the amount of cash proceeds from the Convertible Bonds to the extent actually received by Buyer or the Company as of the Closing, plus (ii) the PIPE Investment Amount to the extent actually received by Buyer or the Company as of the Closing, plus (iii) the amount remaining in the Trust Account as of the Closing (after taking into account the Buyer Share Redemption).

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant, or any other Person acting in a representative capacity for such Person or, in the case of Buyer, any existing or potential financing source (including lenders and co-investors).

“Required Vote” means the vote of such holders of shares of Buyer’s common stock as set forth in the Proxy Statement required to approve the Stockholder Voting Matters.

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“Restricted Period” has the meaning set forth in Section 7.05(a).

“Sanctioned Country” means a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws in effect at the relevant time (as of the Signing Date, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country or (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, any Person described in the foregoing clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities and Exchange Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.01 (Status), Section 4.02 (Power and Authority; Ownership), Section 4.03 (Enforceability), Section 4.05 (No Brokers), Section 5.01 (Company Status; Authority; Enforceability), Section 5.02 (Capitalization; Subsidiaries), Section 5.16 (Affiliated Transactions), and Section 5.19 (No Brokers).

“Seller Indemnitees” has the meaning set forth in Section 10.03.

“Seller IP” has the meaning set forth in Section 5.18(a).

“Seller Lockup Agreement” means the Lockup Agreement to be entered into between Buyer and the Seller, in the form attached hereto as Exhibit E.

“Sponsor” means Global SPAC LLC, a Delaware limited liability company.

“Sponsor Escrow Agreement” means the Stock Escrow Agreement, dated as of December 10, 2020 (as amended from time to time), by and among Buyer, Sponsor, Up and Up Capital, LLC, Chardan Capital Markets, LLC, and VStock Transfer, LLC.

“Sponsor Group” has the meaning set forth in Section 12.18.

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“Sponsor Lockup Agreement” means the Lockup Agreement to be entered into between Buyer and Sponsor, in the form attached hereto as Exhibit F.

“Stockholder Voting Matters” means, collectively, proposals to approve (i) the adoption of this Agreement and (ii) the Transaction Proposals and the other proposals submitted to the vote of Buyer’s stockholders in the Proxy Statement.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the Equity Securities, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity, or if such Person controls any managing member or general partner of such entity.

“Survival Period” has the meaning set forth in Section 10.01.

“Systems” has the meaning set forth in Section 5.25.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule, or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts and assessments including, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, escheat and unclaimed property, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines, or penalties with respect thereto.

“Taxing Authority” means any Governmental Authority that has the right to impose Taxes on any of the Acquired Companies.

“Third-Party Claims” has the meaning set forth in Section 10.06(b).

“Top Customer” has the meaning set forth in Section 5.20.

“Top Supplier” has the meaning set forth in Section 5.20.

“Trading Day” means any day on which the Buyer Ordinary Shares are actually traded on the principal securities exchange or securities market on which such shares are then traded.

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“Transaction Expenses” means the aggregate fees and expenses of the Seller and any of the Acquired Companies arising from, incurred in connection with or incident to the transactions contemplated by this Agreement, including (a) all fees and expenses payable by the Seller or the Acquired Companies before and on the Closing Date to Hassans International Law Firm Limited, Cohen Tauber Spievack & Wagner P.C., and any other professional advisors, including all attorneys, investment bankers, accountants, and other similar advisors, (b) all bonuses or similar payments, if any, payable to officers, directors, managers, employees, or any other Representatives of the Acquired Companies in connection with the execution of this Agreement and/or the consummation of the transactions contemplated by this Agreement (including the employer’s share of payroll, employment, or other Taxes associated with such payments), (c) any fees, charges, or expenses associated with the Seller or any Acquired Company obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authorities or third Persons and (d) any fees, charges, or expenses associated with obtaining the release and termination of any Liens.

“Transaction Proposals” has the meaning set forth in Section 6.10.

“Transfer Taxes” has the meaning set forth in Section 7.04.

“Trust Account” has the meaning set forth in Section 12.17.

“Trust Agreement” has the meaning set forth in Section 12.17.

“Unaudited Financial Statements” has the meaning set forth in Section 5.04.

“Warrant Agreement” means the Warrant Agreement, dated December 10, 2020, between Buyer and VStock Transfer, LLC.

“Warrant Proceeds” has the meaning set forth in Section 1.08.

“Wheat Supported Debt Facility” has the meaning set forth in the definition of Permitted Debt.

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Exhibit B

Form of Gibraltar Articles

See attached.

Exhibit C

Forms of Closing Certificates

See attached.

Exhibit D

Form of Escrow Agreement

See attached.

Exhibit E

Form of Seller Lockup Agreement

See attached.

Exhibit F

Form of Sponsor Lockup Agreement

See attached.

Exhibit G

Form of Subscription Agreement

See attached.

Exhibit H

Form of Convertible Bond Subscription Deed

See attached.